Exhibit 10.14

CREDIT AGREEMENT

dated as of

January 31, 2008

among

STAR BUFFET, INC. and its

SUBSIDIARIES PARTY HERETO, as Borrowers,

THE LENDERS PARTY HERETO,

WELLS FARGO BANK, N.A., as Administrative Agent,

WELLS FARGO BANK, N.A., as Syndication Agent

and

WELLS FARGO BANK, N.A., as Lead Arranger

Loan Nos. 93-0908116 and 93-0908117

SECTION I DEFINITIONS	1
1.1 Definitions	1
1.2 Rules of Interpretation	23
SECTION II DESCRIPTION OF CREDIT	24
2.1 Loans	24
2.2 The Notes	28
2.3 Notice and Manner of Borrowing or Conversion of Loans	28
2.4 Funding of Loans	29
2.5 Interest Rates and Payments of Interest	30
2.6 Fees	31
2.7 Repayment of Loans	32
2.8 Prepayments	32
2.9 Method and Allocation of Payments	34
2.10 LIBOR Indemnity	36
2.11 Computation of Interest and Fees	37
2.12 Changed Circumstances; Illegality	37
2.13 Increased Costs	38
2.14 Capital Requirements	38
2.15 Taxes	39
2.16 Parent as Agent for Borrowers; Contribution	41
SECTION III LETTERS OF CREDIT	42
3.1 Issuance	42
3.2 Reimbursement Obligation of the Borrowers	42
3.3 Letter of Credit Payments	43
3.4 Obligations Absolute	43
3.5 Reliance by the LC Issuer and the Administrative Agent	44
SECTION IV CONDITIONS OF LOANS AND LETTERS OF CREDIT	44
4.1 Conditions Precedent to Initial Loans and Letters of Credit	44
4.2 Conditions Precedent to all Revolving Credit Loans and Letters of Credit after the Closing Date	49
SECTION V REPRESENTATIONS AND WARRANTIES	51
5.1 Existence, Qualification and Power	51
5.2 Authorization; No Contravention	51
5.3 Governmental Authorization; Other Consents	51
5.4 Binding Effect	51
5.5 Financial Statements; No Material Adverse Effect	52
5.6 Litigation	53
5.7 No Default	53
5.8 Ownership of Property; Encumbrances; Investments	53
5.9 Environmental Compliance	54
5.10 Insurance	54
5.11 Taxes	54
5.12 ERISA Compliance	55
5.13 Subsidiaries; Equity Interests; Loan Parties	55
5.14 Margin Regulations; Investment Company Act	56
5.15 Disclosure	56

i

5.16 Compliance with Laws	56
5.17 Intellectual Property; Licenses, Etc	56
5.18 Solvency	56
5.19 Casualty, Etc	57
5.20 Labor Matters	57
5.21 Security Documents	57
5.22 Intentionally Deleted	57
5.23 Compliance with OFAC Rules and Regulations	57
5.24 Foreign Assets Control Regulations, Etc	57
5.25 Parent Public Filings	57
SECTION VI AFFIRMATIVE COVENANTS	58
6.1 Financial Statements	58
6.2 Conduct of Business	59
6.3 Maintenance and Insurance	59
6.4 Taxes	60
6.5 Inspection Rights; Lender Meeting	60
6.6 Maintenance of Books and Records	61
6.7 Use of Proceeds	61
6.8 Further Assurances	61
6.9 Notification Requirements	61
6.10 ERISA Reports	62
6.11 Environmental Compliance	62
6.12 Covenant to Guarantee Obligations and Give Security	63
6.13 Interest Rate Protection	65
6.14 Cash Accounts	65
6.15 Post-Closing Deliveries	65
SECTION VII FINANCIAL COVENANTS	66
7.1 Total Lease Adjusted Leverage Ratio	66
7.2 Consolidated Pre-Distribution Fixed Charge Coverage Ratio	66
7.3 Consolidated Post-Distribution Fixed Charge Coverage Ratio	66
7.4 Consolidated EBITDA	67
7.5 Growth Capital Expenditures	67
SECTION VIII NEGATIVE COVENANTS	67
8.1 Indebtedness	67
8.2 Contingent Liabilities	68
8.3 Encumbrances	68
8.4 Merger; Dispositions; Liquidation	69
8.5 Subsidiaries	69
8.6 Restricted Payments	70
8.7 Investments; Purchases of Assets	70
8.8 ERISA Compliance	71
8.9 Transactions with Affiliates	71
8.10 Fiscal Year	71
8.11 Payments on Junior Subordinated Debt	71
SECTION IX DEFAULTS	71
9.1 Events of Default	71

9.2 Remedies upon Event of Default	74
9.3 Application of Funds	74
9.4 Remedies Cumulative	75
SECTION X ASSIGNMENT AND PARTICIPATION	76
10.1 Successors and Assigns	76
10.2 Replacement of Lenders	79
SECTION XI THE ADMINISTRATIVE AGENT	80
11.1 Appointment of Administrative Agent	80
11.2 Exculpatory Provisions	81
11.3 Rights as a Lender	82
11.4 Actions by Administrative Agent	82
11.5 Reliance by Administrative Agent	82
11.6 Delegation of Duties	82
11.7 Indemnification	83
11.8 Reimbursement	83
11.9 Non-Reliance on Administrative Agent and New Lenders	83
11.10 Resignation of Administrative Agent	84
11.11 No Other Duties, etc	84
SECTION XII GENERAL	84
12.1 Notices; Effectiveness of Signatures	84
12.2 Expenses	86
12.3 Indemnification	86
12.4 Survival of Covenants, Etc	87
12.5 Set-Off	87
12.6 No Waivers	88
12.7 Amendments, Waivers, etc.	88
12.8 Treatment of Certain Information; Confidentiality	90
12.9 Lost Note, Etc	91
12.10 Captions; Counterparts	91
12.11 Entire Agreement, Etc	91
12.12 Waiver of Jury Trial	91
12.13 Governing Law	92
12.14 Jurisdiction; Consent to Service of Process	92
12.15 USA PATRIOT Act Notice	93
12.16 Severability	93

EXHIBITS

Form of

A-1	Revolving Credit Note
A-2	Term Note
B	Notice of Borrowing or Conversion
C	Commitment Increase Supplement
D	Additional Lender Supplement

E	Assignment and Assumption
F	Compliance Certificate
G-1	Security Agreement
G-2	Collateral Assignment of Contracts
G-3	Fee Property Security Documents
G-4	Form of Mortgage/Deed of Trust
G-5	Form of Collateral Assignment of Leases and Rents
G-6	Intellectual Property Security Agreement
H	Pledge Agreement by Parent
I	Opinion Matters – Counsel to Loan Parties
J-1	Term Loan Payment Request
J-2	Revolving Loan Payment Request

SCHEDULES

1	Commitments and Applicable Percentages
4.1(e)	Sources and Uses
5.3	Consents
5.5	Material Liabilities and Indebtedness
5.8(b)	Encumbrances
5.8(c)	Owned Real Property
5.8(d)(i)	Leased Real Property (Lessee)
5.8(d)(ii)	Leased Real Property (Lessor)
5.8(e)	Existing Investments
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
6.15	Post-Closing Deliveries
8.1(e)	Existing Indebtedness
8.3(h)	Existing Encumbrances
12.1	Administrative Agent’s Office, Certain Addresses for Notices

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of January 31, 2008, by and among STAR BUFFET, INC., STAR BUFFET MANAGEMENT, INC., SUMMIT FAMILY RESTAURANTS, INC., HTB RESTAURANTS, INC. and NORTHSTAR BUFFET, INC., each a Delaware corporation (each individually, a “Borrower”, and collectively, the “Borrowers”), WELLS FARGO BANK, N.A., a national banking association (“Wells Fargo”), and the other financial institutions from time to time parties hereto as Lenders (together with Wells Fargo, each individually, a “Lender”, and collectively, the “Lenders”), WELLS FARGO BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and in its capacity as LC Issuer (as hereinafter defined), WELLS FARGO BANK, N.A., as Syndication Agent (in such capacity, the “Syndication Agent”), and WELLS FARGO BANK, N.A., as Lead Arranger (in such capacity, the “Lead Arranger”).

WHEREAS, the Borrowers, other than Parent, are direct or indirect wholly owned Subsidiaries of the Parent;

WHEREAS, the relationship of the other Borrowers to the Parent provides numerous benefits, including shared purchasing strength and other economies of scale, which benefits will be increased by the Acquisition;

WHEREAS, the Borrowers have requested that the Lenders provide a term loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the LC Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein;

WHEREAS, each Borrower is jointly and severally liable for the Obligations arising hereunder and under the other Loan Documents; and

WHEREAS, by virtue of the foregoing and after giving effect to the probable liability of each Borrower hereunder and under the Loan Documents, each Borrower considers that it is receiving at least fair consideration and reasonably equivalent value from the Lenders for the Obligations.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION I

DEFINITIONS

1.1           Definitions.

All capitalized terms used in this Agreement or in the Notes or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

Acquisition.  The transactions contemplated by the Asset Purchase Agreement.

Additional Lender.  See Section 2.1(a)(iii).

Additional Lender Supplement.  See Section 2.1(a)(iii).

Administrative Agent.  See Preamble.

Administrative Questionnaire.  An administrative questionnaire in a form supplied by the Administrative Agent to any Lender.

Affected Loans.  See Section 2.12(a).

Affiliate.  With reference to any Person (i) any director or officer of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding 5% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person and (iv) any other Person 5% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person.

Agreement.  This Credit Agreement, including the Exhibits and Schedules hereto, as the same may be supplemented or amended or restated from time to time.

Alternate Base Rate.  The greater of (i) the rate of interest announced from time to time by the Administrative Agent at its head office as its “Base Rate” or “Prime Rate”, and (ii) the Federal Funds Effective Rate plus 1/2 of 1% per annum (rounded upwards, if necessary, to the next 1/8 of 1%).  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Any change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change.

Anti-Terrorism Order.  The Executive Order 13224 issued on September 24, 2001.

Applicable Percentage.   With respect to (a) any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Term Loan Commitment represented by such Term Lender’s Term Commitment at such time, and (b) any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Revolving Credit Commitment represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the LC Issuer to issue Letters of Credit have been terminated pursuant to Section 9.2, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender shall be determined based on the Applicable Percentage of such Revolving Credit Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each credit facility hereunder is set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

Approved Fund.  Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Asset Purchase Agreement.  The Asset Purchase Agreement, dated as of December 2, 2007, between the Parent and Barnhill’s Buffet, Inc., as amended on January 21, 2008.

Assignee Group.  Two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

Assignment and Assumption.  An assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.1(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

Attributable Indebtedness.  On any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

Bankruptcy Court.  The United States Bankruptcy Court for the Middle District of Tennessee, Nashville Division.

Base Rate Loan.  Any Loan bearing interest determined with reference to the Alternate Base Rate.

Borrowers.  See Preamble.

Borrowers’ Accountants.  Mayer Hoffman McCann P.C., or such other independent certified public accountants as are selected by the Borrowers and are reasonably acceptable to the Administrative Agent.

Business Day. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts and  Los Angeles, California are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (i) and that is also a day on which dealings in U.S. dollar deposits are also carried on in the London interbank market and banks are open for business in London.

Capital Expenditures.  With respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

Capitalized Leases.  All leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

Cash Collateralize.   To pledge and deposit with or deliver to the Administrative Agent, for the benefit of the LC Issuer and the Lenders, as collateral for the Maximum Drawing Amount, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the LC Issuer.

Cash Management Agreement.   Any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

Cash Management Bank.  Any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

CFC.  A Person that is a controlled foreign corporation under Section 957 of the Code.

Change of Control.   An event or series of events by which:  (a) Robert E. Wheaton shall have ceased to hold the office, and engage in the duties and have the responsibilities thereof, in the Parent that he holds as of the Closing Date and a successor reasonably satisfactory to the Majority Lenders shall not have been appointed within 30 days thereafter; (b) Robert E. Wheaton shall have ceased to hold beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of at least 40% of the fully diluted equity interests of the Parent; or (c) any Person or two or more Persons acting in concert (other than Robert E. Wheaton (or Persons of which Robert E. Wheaton would be deemed to have beneficial ownership)) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 10% of the fully diluted equity interests of the Parent outstanding on the date hereof.

Closing Date.  The first date on which the conditions set forth in Sections 4.1 have been satisfied and the initial Loans are to be made hereunder.

Code.  The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

Collateral.  All of the property, rights and interests of the Borrowers, their Subsidiaries and any other Person that are or are intended to be subject to the security interests and liens created by the Security Documents.

Communications.  See Section 12.1.

Commitment Fee.  See Section 2.6(a).

Commitment Increase Supplement.  See Section 2.1(a)(iii).

Commitments.  In relation to any particular Lender, the Revolving Credit Commitment and/or the Term Loan Commitment of such Lender.

Consolidated EBITDA.  At any date of determination for any fiscal period, an amount equal to Consolidated Net Income of the Borrowers and their Subsidiaries for such fiscal period plus (a) the following to the extent excluded or deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes paid or payable, (iii) depreciation (including, without limitation, depreciation of leasehold improvements) and amortization expense, (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrowers and their Subsidiaries for such fiscal period), (v) Consolidated Restaurant Pre-Opening Expenses and (vi) fees and expenses incurred by the Borrowers in connection with the transactions contemplated by this Agreement and the Asset Purchase Agreement, including, without limitation, attorneys’ fees, minus (b) the following to the extent included in calculating such Consolidated Net Income:  (i) Federal, state, local and foreign income tax credits and (ii) all non-recurring items increasing Consolidated Net Income (in each case of or by the Borrowers and their Subsidiaries for such fiscal period).

Consolidated EBITDAR.  For any fiscal period, the sum of (i) the Consolidated EBITDA for such fiscal period, plus (ii) the Consolidated Rent Expense for such fiscal period, but only to the extent such Consolidated Rent Expense was excluded or deducted in computing such Consolidated EBITDA.

Consolidated Funded Indebtedness.  As of any date of determination, for the Borrowers and their Subsidiaries on a consolidated basis and without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all monetary obligations secured by any mortgage, pledge, security interest or other Encumbrance on property owned or acquired by the Borrowers or any Subsidiary, whether or not the obligations secured thereby shall have been assumed, (e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (f) all Attributable Indebtedness, (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrowers or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrowers or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary.

Consolidated Interest Charges.   For any fiscal period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrowers and their Subsidiaries on a Consolidated basis for such fiscal period.

Consolidated Net Income.  At any date of determination for any fiscal period, the net income (or loss) of the Borrowers and their Subsidiaries on a Consolidated basis for such fiscal period; provided that Consolidated Net Income shall exclude, without duplication: (a) extraordinary gains and extraordinary losses for such fiscal period; (b) the net income of any Subsidiary during such fiscal period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement, instrument or law applicable to such Subsidiary during such fiscal period, except that the Borrowers’ equity in any net loss of any such Subsidiary for such fiscal period shall be included in determining Consolidated Net Income; (c) any income (or loss) for such Period of any Person if such Person is not a Subsidiary, except that the Borrowers’ equity in the net income of any such Person for such fiscal period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to the Borrowers or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrowers as described in clause (b) of this proviso); (d) any gain or loss arising from any write-up of assets, except to the extent inclusion thereof shall be approved in writing by the Administrative Agent; (e) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (f) any non-cash stock based compensation income or expense related to restricted stock or stock options; (g) any deferred or other credit representing any excess of the equity of any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; and (h) the proceeds of any life insurance policy.

Consolidated Pre-Distribution Fixed Charge Coverage Ratio.   At any date of determination for any fiscal period, the ratio of (a) the total of (i) Consolidated EBITDAR for such fiscal period, less (ii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by the Borrowers and their Subsidiaries for such fiscal period, and less (iii) the aggregate amount of all Maintenance Capital Expenditures made during such fiscal period to (b) the sum of (i) Consolidated Interest Charges for such fiscal period, plus (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money during such fiscal period (excluding, however, the repayment of the Indebtedness under the Existing Credit Agreement on the Closing Date), plus (iii) the Consolidated Rent Expense for such fiscal period.

Consolidated Post-Distribution Fixed Charge Coverage Ratio.   At any date of determination for any fiscal period, the ratio of (a) the total of (i) Consolidated EBITDAR for such fiscal period, less (ii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by the Borrowers and their Subsidiaries for such fiscal period, and less (iii) the aggregate amount of all Maintenance Capital Expenditures made during such fiscal period to (b) the sum of (i) Consolidated Interest Charges for such fiscal period, plus (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money during such fiscal period (excluding, however, the repayment of the Indebtedness under the Existing Credit Agreement on the Closing Date), plus (iii) the Consolidated Rent Expense for such fiscal period, and plus (iv) any dividend, distribution, loan, advance, guaranty, extension of credit or other payment, whether in cash or property, made by any Borrower to or for the benefit of any Person (other than another Borrower) who holds an Equity Interest in any Borrower or any of their Subsidiaries, whether or not such interest is evidenced by a security, and any purchase, redemption, retirement or other acquisition for value of any Equity Interest of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or of any options, warrants or similar rights to purchase such Equity Interest or any security convertible into or exchangeable for such Equity Interest.

Consolidated Rent Expense.   For any fiscal period, the sum of all rental obligations (payable in cash) incurred by the Borrowers or any Subsidiary during such fiscal period with respect to all operating leases (not Capitalized Leases) of real and personal property, calculated in accordance with GAAP on a Consolidated basis.

Consolidated Restaurant Pre-Opening  Expenses.  “Start-up Costs” (as defined in SOP 98-5 published by the American Institute of Certified Public Accountants) of the Borrowers related to the acquisition, opening and organizing of New Operating Units, such costs including, without limitation, the cost of feasibility studies, initial marketing costs, construction period rents, staff training, and recruiting and travel costs for employees engaged in such start-up activities.

Default.  An Event of Default or event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

Defaulting Lender.  Any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in LC Disbursements required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

Disposition or Dispose.  The sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Drawdown Date.  The Business Day on which any Loan is made or is to be made.

Eligible Assignee.   Any Person that meets the requirements to be an assignee under Section 10.1(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.1(b)(iii)).

Eligible Swap Agreements.  Swap Agreements purchased by the Borrowers from a Lender.

Encumbrances.  See Section 8.3.

Environmental Laws.  Any and all applicable federal, state and local environmental, health or safety statutes, laws, regulations, rules and ordinances (whether now existing or hereafter enacted or promulgated), and all applicable judicial, administrative and regulatory decrees, judgments, orders and interpretations, including common law rulings and determinations, relating to injury to, or the protection of, human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials.

Equity Interests.  With respect to any Person, all of the shares of capital stock of, or membership, partnership or other ownership or profits interest in, such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of, or membership, partnership or other ownership or profits interest in, such Person, all of the securities convertible into or exchangeable for shares of capital stock of, or membership, partnership or other ownership or profits interest in, such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or such other interests, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

ERISA.  The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

ERISA Affiliate.  Any trade or business, whether or not incorporated, that is treated as a single employer with the Borrowers under Section 414(b), (c), (m) or (o) of the Code and Section 4001(a)(14) of ERISA.

ERISA Event.  (a) Any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrowers or any ERISA Affiliate from any Plan or Multiemployer Plan; (f) the receipt by the Borrowers or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrowers or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability (as defined in Part I of Subtitle E of Title IV of ERISA) with respect to any Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a Prohibited Acquisition with respect to which the Borrowers or any of their Subsidiaries is a “disqualified person” (within the meaning of Section

4975 of the Code) or with respect to which the Borrowers or any such Subsidiary could otherwise be liable; and (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in material liability of the Borrowers.

Event of Default.  Any event described in Section 9.1.

Excess Cash Flow.  For any Fiscal Year of the Borrowers, the excess (if any) of (a) the sum of Consolidated EBITDA for such Fiscal Year, over (b) the sum (for such Fiscal Year) of (i) Consolidated Interest Charges actually paid in cash by the Borrowers and their Subsidiaries, (ii) the aggregate principal amount of all principal payments, redemptions and acquisitions for value of Consolidated Funded Indebtedness actually made during such Fiscal Year to the extent permitted by this Agreement, including principal payments of Term Loans, but excluding principal payments of Revolving Loans except to the extent that the Total Revolving Credit Commitment is permanently reduced in connection with any such payment of Revolving Loans, (iii) all income taxes actually paid in cash by the Borrowers and their Subsidiaries, and (iv) Capital Expenditures (including Growth Capital Expenditures) actually made by the Borrowers and their Subsidiaries in such Fiscal Year to the extent permitted by this Agreement (net of the proceeds of Indebtedness other than Loans permitted by this Agreement or of contributions to the capital of the Borrowers, to the extent such proceeds are applied to fund such Capital Expenditures).

Exchange Act.  The Securities Exchange Act of 1934, as amended.

Excluded Taxes.  With respect to the Administrative Agent, any Lender, the LC Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrowers are located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.2), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in law) to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.15(a).

Existing Credit Agreement.  The Credit Agreement dated as of October 28, 2003, as amended, between the Parent and M&I Marshall & Ilsley Bank.

Extraordinary Receipt.  Any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance), condemnation and eminent domain awards (and payments in lieu thereof), and indemnity payments.

Facility.  The Term Facility or the Revolving Credit Facility, as the context may require.

Federal Funds Effective Rate.  For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

Fee Letter.  See Section 12.11.

Fee Property.  The properties listed on Schedule 5.8(c) hereto and such other real property assets in which Borrower or a Subsidiary may acquire fee simple title from and after the date hereof .

Fee Property Security Documents.  The documents listed on Exhibit G-3 hereto.

Financial Statements.  See Section 5.5(b)

Fiscal Month.  Any of the thirteen periods of time, having approximately the same number of days, which comprise the Fiscal Year of the Borrowers.

Fiscal Quarter.  Any of the four periods of time, three of which consist of three Fiscal Months and one of which consists of four Fiscal Months, which comprise the Fiscal Year of the Borrowers.

Fiscal Year.  The 52-53 week fiscal period of the Borrowers ending on the last Monday in January of each calendar year.

Fixed Rate Election.  The Interest Period selected for a particular LIBOR Loan pursuant to Section 2.3.

Foreign Lender.  Any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

FRB.  See Section 2.5(d).

Fund.  Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP.  Generally accepted accounting principles, consistently applied.

Governmental Authority.  The government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority,

instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Growth Capital Expenditures.  Capital Expenditures for growth, including, but not limited to, expenditures for remodeling or re-imaging any Operating Unit that is not a New Operating Unit, New Construction and the acquisition of restaurants.

Guarantees.  As applied to the Borrowers and their Subsidiaries, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others whether or not reflected on the consolidated balance sheet of the Borrowers and their Subsidiaries, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other Person.

Hazardous Material.  Any substance (i) the presence of which requires or then requires notification, investigation, a removal or remediation under any Environmental Law; (ii) which is or becomes defined as a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is or becomes regulated pursuant to any Environmental Law by any Governmental Authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls (“PCB’s”).

Hazardous Materials Indemnity Agreement.  The Hazardous Materials Indemnity Agreement, dated as of the date hereof, made by the Borrowers in favor of the Administrative Agent, as amended and in effect from time to time.

Increasing Lender.  See Section 2.1(a)(iii).

Indebtedness.  As to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Swap Agreement; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created); (e) indebtedness (excluding prepaid interest thereon) secured by an Encumbrance on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

Indemnified Taxes.  All Taxes other than Excluded Taxes.

Interest Period.  With respect to each LIBOR Loan, the period commencing on the date of the making or continuation of or conversion to such LIBOR Loan and ending one (1) month, two (2) months or three (3) months thereafter, as the Borrowers may elect in the applicable Notice of Borrowing or Conversion; provided that:

(i)  any Interest Period (other than an Interest Period determined pursuant to clause (ii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day;

(ii)  any Interest Period that would otherwise end after the Maturity Date, shall end on the Maturity Date;

(iii)  notwithstanding clause (ii) above, no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a Loan would be for a shorter period, such Interest Period shall not be available hereunder; and

(iv)  the Borrowers may not select any Interest Period for a Term Loan, if, after giving effect to such selection, the aggregate principal amount of all Term Loans having Interest Periods ending after any date on which an installment of the Term Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to such repayment.

Investment.  As applied to the Borrowers and their Subsidiaries, the purchase or acquisition of any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other Person (including any Subsidiary), any loan, advance or extension of credit (excluding accounts receivable arising in the ordinary course of business) to, or contribution to the capital of, any other Person (including any Subsidiary), any real estate held for sale or investment, any securities or commodities futures contracts held, any other investment in any other Person (including any other Subsidiary of the Borrowers), and the making of any commitment or acquisition of any option to make an Investment.

IP Rights.  See Section 5.17.

Junior Subordinated Debt.  All Indebtedness and other obligations of the Parent under or in respect of the Junior Subordinated Note and the Junior Subordinated Debt Documents.

Junior Subordinated Debt Documents.  The Junior Subordinated Note, the Loan Agreement dated June 15, 2007 between the Parent and the Junior Subordinated Lender, as amended as of the date hereof, and any other agreements evidencing, securing or otherwise made pursuant to or in connection with the Junior Subordinated Note, in each case as in effect on the Closing Date without any amendment to or modification thereof, except as permitted by the Subordination Agreement.

Junior Subordinated Lender.  Collectively, Robert E. Wheaton and Suzanne H. Wheaton.

Junior Subordinated Note.  That certain Note, dated as of June 15, 2007, in the original principal amount of $1,400,000 made by the Parent payable to the Junior Subordinated Lender.

LC Disbursement.  A payment made by the LC Issuer pursuant to a Letter of Credit.

LC Exposure.   At any time, the sum of (a) the Maximum Drawing Amount at such time, and (b) the aggregate LC Disbursements that at such time have not been reimbursed by or on behalf of the Borrowers to the LC Issuer.  The LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

LC Issuer.  Wells Fargo.

Landlord Waivers.  Landlord’s consent and estoppel certificates (in form reasonably acceptable to the Administrative Agent) in favor of the Administrative Agent specified therein and covering those leased real properties as specified on Schedule 5.8(d)(i) and any leased real properties that are acquired by the Borrowers or any Subsidiary after the date hereof.

Lead Arranger.  See Preamble.

Lenders.  Wells Fargo, the other financial institutions parties hereto and listed on Schedule 1 attached hereto and each other Person that may after the date hereof become an assignee of a Lender pursuant to Section 10.1 and, thereby a party to this Agreement as a “Lender” hereunder, but from and after the effective date that any Person shall have assigned its entire Commitment pursuant to Section 10.1, “Lenders” shall no longer include such Person.

Letter of Credit Applications.  Applications for Letters of Credit in such form as may be required by the LC Issuer from time to time which are executed and delivered by the Borrowers to the LC Issuer pursuant to Section 3.1, as the same may be amended or supplemented from time to time.

Letter of Credit Fee.  See Section 2.6(b).

Letter of Credit Participation.  See Section 3.1(b).

Letter of Credit Sublimit.  $500,000.

Letters of Credit.  See Section 3.1(a).

LIBOR Loan.  Any Loan bearing interest at a rate determined with reference to the LIBOR Rate.

LIBOR Rate.  With respect to any LIBOR Loan for any Interest Period, the rate per annum as determined by the Administrative Agent on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period, which appears on Reuters page LIBOR01 (formerly Telerate page 3750) as of 11:00 a.m. London time on the day that is two Business Days preceding the Drawdown Date of such LIBOR Loan (or, if for any reason such rate is unavailable from Reuters, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters); provided, however, that if the rate described above is not provided by Reuters or such other similar company or service on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Business Days preceding the first day of such Interest Period as selected by the Administrative Agent.  The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate.  If at least two such quotations are provided, the LIBOR Rate for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two Business Days preceding the first day of such Interest Period.

Loan Documents.  This Agreement, the Notes, the Letter of Credit Applications, any Subsidiary Guaranty, the Eligible Swap Agreements, Secured Cash Management Agreements, the Fee Letter and the Security Documents, together with any agreements, instruments or documents executed and delivered pursuant to or in connection with any of the foregoing; provided that for purposes of the definition of “Material Adverse Effect” and Sections V through IX, “Loan Documents” shall not include Eligible Swap Agreements or Secured Cash Management Agreements.

Loan Parties.  Collectively, the Borrowers and each Subsidiary Guarantor.

Loans.  The loans made or to be made by the Lenders to the Borrowers pursuant to this Agreement, including Revolving Credit Loans and Term Loans.

Maintenance Capital Expenditures.  Any Capital Expenditure that is not a Growth Capital Expenditure.

Majority Lenders.  As of any date, one (1) or more Lenders (that are not Defaulting Lenders) holding more than fifty percent (50%) of the Total Commitments, or if the Total Revolving Credit Commitments shall have terminated, one (1) or more Lenders (that are not Defaulting Lenders) holding more than fifty percent (50%) of the outstanding principal amount of the Loans and Letter of Credit Participations; provided that the portion of the Total Commitments, or the outstanding principal amount of the Loans and Letter of Credit Participations, as the case may be, that are held or deemed held by, any Defaulting Lender will be excluded for purposes of making a determination of Majority Lenders.

Majority Revolving Credit Lenders.  As of any date of determination, one (1) or more Lenders holding more than fifty percent (50%) of the Total Revolving Credit Outstandings; provided that the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Revolving Credit Lenders.

Majority Term Lenders.  As of any date of determination, one (1) or more Lenders holding more than fifty percent (50%) of the outstanding principal amount of Term Loans on such date; provided that the portion of the outstanding principal amount of Term Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of the Majority Term Lenders.

Material Adverse Effect.  Any of (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document (including with respect to the lien priority of any Security Document), to which it is a party.

Maturity Date.  January 31, 2012.

Maximum Drawing Amount.  At any time, the aggregate undrawn amount of all then outstanding Letters of Credit.

Measurement Period.  At any date of determination, the most recently completed four Fiscal Quarters of the Borrower.

Multiemployer Plan.  Any Plan which is a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA.

Net Cash Proceeds.  With respect to:

(a)           any Disposition by the Borrowers or any of their Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrowers or any of their Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrowers or a Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b)           the sale or issuance of any Equity Interest by the Borrowers or any of their Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of their Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrowers or such Subsidiaries in connection therewith.

New Construction. Construction by the Borrowers or any of their Subsidiaries related to the opening of a New Operating Unit or the meaningful expansion of capacity at an Operating Unit which is not a New Operating Unit.

New Lender.  See Section 2.1(a)(ii).

New Operating Unit.  A restaurant owned or operated by the Borrowers or any of their Subsidiaries whose ownership or operation by the Borrowers or any of their Subsidiaries starts on a date after the Closing Date.

Note Record.  Any internal record, including a computer record, maintained by any Lender with respect to any Loan.

Notes.  Collectively, the Revolving Credit Notes and the Term Notes.

Notice of Borrowing or Conversion.  The notice, substantially in the form of Exhibit B hereto, to be given by the Borrowers to the Administrative Agent to request a Loan or to convert an outstanding Loan of one Type into a Loan of another Type, in accordance with Section 2.3.

Obligations.  The following:

(a)           the due and punctual payment by the Borrowers of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers in respect of any Letter of Credit, when and as due, including the unreimbursed amount of any LC Disbursement, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrowers under this Agreement and under the other Loan Documents (including, without limitation, under each Eligible Swap Agreement and Secured Cash Management Agreement), including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise, arising under the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and

(b)           the due and punctual payment of all the monetary obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

OFAC.  The U.S. Department of the Treasury’s Office of Foreign Assets Control.

Operating Units.   All restaurants operated by the Borrowers or any of their Subsidiaries, which for avoidance of doubt, shall include all New Operating Units.

Other Taxes.  All present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Overpaying Borrower.  See Section 2.16(b).

Parent.  Star Buffet, Inc., a Delaware corporation.

Parent Financial Statements.  See Section 5.25.

Parent SEC Documents.  The Parent’s (a) Annual Report on Form 10-K for its most recent fiscal year for which such a report has been filed, (b) Quarterly Report on Form 10-Q for its most recent fiscal quarter for which such a report has been filed, (c) most recent Proxy Statement on Schedule 14A, and (d) all Current Reports on Form 8-K filed since the end of the most recent fiscal year for which it has filed its Annual Report on Form 10-K.

Participant.  See Section 10.1(d).

Patriot Act.  See Section 12.15.

Payment Date.  The first Business Day of each calendar quarter.

PBGC.  The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Pension Plan.  Any Plan which is an “employee pension benefit plan” (as defined in ERISA).

Permitted Encumbrances.  See Section 8.3.

Person.  Any individual, corporation, partnership, trust, unincorporated association, business or other legal entity, and any government or governmental agency or political subdivision thereof.

Plan.  Any “employee pension benefit plan” or “employee welfare benefit plan” (each as defined in ERISA) maintained by the Borrowers or any Subsidiary of the Borrowers.

Platform.  An electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks or a substantially similar electronic system.

Pledge Agreement.  See Section 4.1(a)(iii).

Pro Forma Financial Statements.  See Section 4.1(h).

Prohibited Acquisition.  Any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

Qualified Investments.  As applied to the Borrowers and their Subsidiaries, investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America and that have maturity dates not more than one year from the date of acquisition, (ii) certificates of deposit, demand deposit accounts or other deposit instruments or accounts maintained in the ordinary course of business with banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $500,000,000 which certificates of deposit and other deposit instruments, if not payable on demand, have maturities of not more than one year from the date of acquisition, (iii) commercial paper that is rated not less than prime-one or A-1 or their equivalents by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or their successors, and in each case maturing not more than one year from the date of acquisition, (iv) any repurchase agreement secured by any one or more of the foregoing.

Register.  See Section 10.1(c).

Related Parties.  With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Reserve Percentage.  For any Interest Period, the aggregate of the maximum reserve percentages (including all basic, marginal, special, emergency and supplemental reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority, domestic or foreign, to which any Lender is subject with respect to “Eurocurrency Liabilities” (as defined in regulations issued from time to time by such Board of Governors).  The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

Responsible Officer.  The chief executive officer, president, chief financial officer, treasurer or controller of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Restricted Payment.  Any of the following: (a) any dividend, distribution, loan, advance, guaranty, extension of credit or other payment, whether in cash or property to or for the benefit of any Person who holds an Equity Interest in the Borrowers or any of their Subsidiaries, whether or not such interest is evidenced by a security, and any purchase, redemption, retirement or other acquisition for value of any Equity Interest of the Borrowers or any of their Subsidiaries, whether now or hereafter outstanding, or of any options, warrants or similar rights to purchase such Equity Interest or any security convertible into or exchangeable for such Equity Interest and (b) any payment or prepayment of any kind, whether in cash or property, to or for the benefit of any Person that is an Affiliate of (i) the Borrowers or any of their Subsidiaries or (ii) any holder of an Equity Interest in or any beneficiary of the Parent.

Revolving Credit Commitment.  In relation to any particular Revolving Credit Lender, the maximum dollar amount which such Lender has agreed to loan to the Borrowers as Revolving Credit Loans or to make available to the Borrowers pursuant to Letter of Credit Participations upon the terms and subject to the conditions of this Agreement, initially as set forth on Schedule 1 attached hereto, as such Lender’s Revolving Credit Commitment may be modified pursuant hereto and in effect from time to time.  Schedule 1 shall be amended from time to time to reflect any changes in the Revolving Credit Commitments of the Revolving Credit Lenders, and the Administrative Agent shall promptly provide copies of revised Schedule 1 to the Lenders.

Revolving Credit Facility.  The credit facility provided under Section 2.1(a).

Revolving Credit Lender.  Each Lender having a Revolving Credit Commitment.

Revolving Credit Loans.  See Section 2.1(a)(i).

Revolving Credit Note.  See Section 2.2(a).

Sanctioned Country.  A country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/ index.html, or as otherwise published from time to time.

Sanctioned Person.  Any of the following:  (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/ eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

SEC.  United States Securities and Exchange Commission.

Secured Cash Management Agreement.  Any Cash Management Agreement entered into between or among any Borrower and any Cash Management Bank.

Secured Parties.  Collectively, the Administrative Agent, the Lenders, the LC Issuer, the Swap Banks, the Cash Management Banks, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

Securities Act.  The Securities Act of 1933, as amended.

Security Agreement.  See Section 4.1(a)(iii).

Security Documents.  The Security Agreement, the Hazardous Materials Indemnity Agreement, the Fee Property Security Documents, the Landlord Waivers, and the deposit account control agreements referenced in Section 4.1(a)(iii)(E), each in favor of the Administrative Agent to secure Obligations, in each case as amended and/or restated and in effect from time to time, and any additional documents evidencing or perfecting the Administrative Agent’s lien on the Collateral.

Solvent and Solvency.  With respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities pursuant to GAAP, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Subordinated Debt.  Indebtedness of the Borrowers or any of their Subsidiaries, including, without limitation, the Junior Subordinated Debt, which is expressly subordinated and made junior to the payment and performance in full of the Obligations on terms and conditions reasonably satisfactory to the Majority Lenders.

Subordination Agreement.  The Subordination Agreement, dated the Closing Date, by and among the Administrative Agent, the Junior Subordinated Lender and the Parent, as amended, restated, supplemented or modified from time to time.

Subordination Provisions.  See Section 9.1(m).

Subsidiary.  With respect to any Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

Subsidiary Guarantor.  Each Subsidiary of any Borrower required to execute and deliver a Subsidiary Guaranty pursuant to Section 6.12.

Subsidiary Guaranty.  See Section 6.12.

Summary of Sources and Uses.  The summary of sources and uses of funds set forth on Schedule 4.1(e) attached hereto.

Swap Agreement.   Any and all (a) rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Bank.  Any Person that at the time it entered into a Swap Agreement was a Lender, an Affiliate of a Lender, or a bank or trust company organized under the laws of the United States or any state thereof that has capital and surplus of at least $1,000,000,000.

Swap Termination Value.   In respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

Syndication Agent.  See Preamble.

Synthetic Debt.  With respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

Synthetic Lease Obligation.   The monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any bankruptcy or similar law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Taxes  All present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Lender.  Each Lender having a Term Loan Commitment.

Term Loans.  See Section 2.1(b).

Term Loan Commitment.  With respect to any Lender, the maximum dollar amount which such Lender has agreed to loan to the Borrower as a Term Loan upon the terms and subject to the conditions of this Agreement, initially as set forth on Schedule 1 attached hereto and as such Lender’s Term Loan Commitment may be modified pursuant hereto from time to time.  Schedule 1 shall be amended from time to time to reflect any changes in the Term Loan Commitments of the Term Lenders, and the Administrative Agent shall promptly provide copies of revised Schedule 1 to the Lenders.

Term Facility.  The credit facility provided under Section 2.1(b).

Term Notes.  See Section 2.2(b).

Title Company.  LandAmerica Title Insurance Company.

Title Policy.  For each Fee Property, an ALTA 1992 loan policy of title insurance providing coverage for each such property at least in the amount set forth on Schedule 5.8(c) hereto, issued by the Title Company to Administrative Agent and its successors and assigns, insuring the Fee Property Security Documents for such Fee Property in accordance with the requirements of Section 4.1(a)(v).

Total Commitment.  The sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.

Total Lease Adjusted Leverage Ratio.  As of the end of any fiscal period, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness as of the end of such fiscal period, plus (ii) the product of eight (8) times the Consolidated Rent Expense for such fiscal period, to (b) Consolidated EBITDAR for such fiscal period.

Total Revolving Credit Commitment.  The sum of the Revolving Credit Commitments of the Revolving Credit Lenders as in effect from time to time, which as of the Closing Date shall be $2,000,000.

Total Revolving Credit Outstandings.  At any time, the sum of (i) the aggregate outstanding principal balance of the Revolving Credit Loans at the time and (ii) the LC Exposure at the time.

Total Term Loan Commitment.  The sum of the Term Loan Commitments of the Term Lenders as in effect from time to time, which as of the Closing Date shall be $7,000,000.

Type.  A LIBOR Loan or a Base Rate Loan.

Wells Fargo.  See Preamble.

Working Capital.  As of any date of determination, the excess of consolidated current assets over consolidated current liabilities of the Borrowers and their Subsidiaries.

1.2           Rules of Interpretation.

(a)           All terms of an accounting character used herein but not defined herein shall have the meanings assigned thereto by GAAP.  All calculations for the purposes of Section VII hereof shall be made in accordance with GAAP.

(b)           A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented and in effect from time to time in accordance with its terms and the terms of this Agreement.

(c)           The singular includes the plural and the plural includes the singular.  A reference to “Borrowers” shall include any single Borrower.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           The words “include”, “includes” and “including” are not limiting.

(f)            The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(g)           All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, shall have the meanings assigned to them in such Uniform Commercial Code.

SECTION II

DESCRIPTION OF CREDIT

2.1           Loans.

(a)           Revolving Credit Loans.

(i)            Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrowers herein, each of the Lenders agrees, severally and not jointly, to make revolving credit loans (the “Revolving Credit Loans”) to the Borrowers and to acquire Letter of Credit Participations at the Borrowers’ request from time to time from and after the Closing Date and prior to the Maturity Date, provided that the Total Revolving Credit Outstandings (after giving effect to all requested Revolving Credit Loans and Letters of Credit) shall not exceed $250,000 on the Closing Date and shall not at any time exceed the Total Revolving Credit Commitment, and provided, further that the sum of the aggregate principal amount of outstanding Revolving Credit Loans made by each Lender and all outstanding Letter of Credit Participations of such Lender shall not at any time (after giving effect to all requested Revolving Credit Loans) exceed such Lender’s Revolving Credit Commitment.  Subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay, prepay and reborrow amounts, up to the limits imposed by this Section 2.1, from time to time between the Closing Date and the Maturity Date upon request given to the Administrative Agent pursuant to Section 2.3.  Each request for a Revolving Credit Loan or a Letter of Credit hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in Sections 4.1 or 4.2 (as the case may be) have been satisfied as of the date of such request.

(ii)           The Borrowers may (A) request any of one or more of the Revolving Credit Lenders to increase the amount of its Revolving Credit Commitment (which request shall be in writing and sent to the Administrative Agent to forward to such Lender) and/or (B) request the Administrative Agent to arrange for any of one or more banks or financial institutions not a party hereto (a “New Lender”) to become a party to and a Lender under this Agreement, provided that the identification and arrangement of such New Lender to become a party hereto and a Lender under this Agreement shall be reasonably acceptable to the Administrative Agent and will be made by the Administrative Agent in consultation with the Borrowers, and provided further that such New Lender is an Eligible Assignee, and provided further that in no event shall the amount of the Total Revolving Credit Commitment as increased pursuant to this Section 2.1(a) exceed $3,000,000.  In no event may any Lender’s Revolving Credit Commitment be increased without the prior written consent of such Lender, and the failure of any Lender to respond to the Borrowers’ request for an increase shall be deemed a rejection by such Lender of the Borrowers’ request.  The Total Revolving Credit Commitment may not be increased if, at the time of any proposed increase hereunder, a Default has occurred and is continuing.  Upon any request by the Borrowers to increase the Total Revolving Credit Commitment, the Borrowers shall be deemed to have represented and warranted on and as of the date of such request that no Default has occurred and is continuing, giving effect to such increase.  Notwithstanding anything contained in this Agreement to the contrary, no Lender shall have any obligation whatsoever to increase the amount of its Revolving Credit Commitment, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment.

(iii)          If any Lender is willing, in its sole and absolute discretion, to increase the amount of its Revolving Credit Commitment hereunder (such a Lender hereinafter referred to as an “Increasing Lender”), it shall enter into a written agreement to that effect with the Borrowers and the Administrative Agent, substantially in the form of Exhibit C (a “Commitment Increase Supplement”), which agreement shall specify, among other things, the amount of the increased Revolving Credit Commitment of such Increasing Lender.  Upon the effectiveness of such Increasing Lender’s increase in its Revolving Credit Commitment, Schedule 1 shall, without further action, be deemed to have been amended appropriately to reflect the increased Revolving Credit Commitment and of such Increasing Lender.  Any New Lender which is willing to become a party hereto and a Lender hereunder shall enter into a written agreement with the Borrowers and the Administrative Agent, substantially in the form of Exhibit D (an “Additional Lender Supplement”), which agreement shall specify, among other things, its Revolving Credit Commitment hereunder.  When such New Lender becomes a Lender hereunder as set forth in the Additional Lender Supplement, Schedule 1 shall, without further action, be deemed to have been amended as appropriate to reflect the Revolving Credit Commitment of such New Lender.  Upon the execution by the Administrative Agent, the Borrowers and such New Lender of such Additional Lender Supplement, such New Lender shall become and be deemed a party hereto and a “Lender” hereunder for all purposes hereof and shall enjoy all rights and assume all obligations on the part of the Lenders set forth in this Agreement, and its Revolving Credit Commitment shall be the amount specified in its Additional Lender Supplement.  Each New Lender which executes and delivers an Additional Lender Supplement and becomes a party hereto and a “Lender” hereunder pursuant to such Additional Lender Supplement is hereinafter referred to as an “Additional Lender.”

(iv)          In no event shall an increase in a Lender’s Revolving Credit Commitment or the Revolving Credit Commitment of a New Lender which results in the Total Revolving Credit Commitment exceeding the amount which is authorized at such time in resolutions previously delivered to the Administrative Agent become effective until the Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the boards of directors of the Borrowers authorizing the borrowings contemplated pursuant to such increase, certified by the secretary or an assistant secretary of such Borrower.  Upon the effectiveness of the increase in a Lender’s Revolving Credit Commitment or the Revolving Credit Commitment of a New Lender pursuant to the preceding sentence and execution by an Increasing Lender of a Commitment Increase Supplement or by an Additional Lender of an Additional Lender Supplement, the Borrowers shall make such borrowing from such Increasing Lender or Additional Lender, and/or shall make such prepayment of outstanding Revolving Credit Loans, as applicable, as shall be required to cause the aggregate outstanding principal amount of such Loans owing to each Lender (including each such Increasing Lender and Additional Lender) to be proportional to such Lender’s share of the relevant Total Revolving Credit Commitment after giving effect to any increase thereof.

(v)           Notwithstanding anything herein to the contrary, in no event may the Total Revolving Credit Commitment be increased hereunder unless (A) after giving effect to such increase (and assuming the Total Revolving Credit Commitment, as so increased, is fully utilized by the Borrowers), no Default will have occurred and be continuing and the Borrowers will be in compliance on a pro forma basis with all financial covenants under Section VII and (B) the Administrative Agent shall have received a certificate of a Responsible Officer of each Borrower certifying that the condition in clause (A) has been satisfied (with calculations demonstrating compliance with such financial covenants on a pro forma basis, in reasonable detail).

(vi)          No New Lender may become an Additional Lender unless an Additional Lender Supplement (or counterparts thereof) has been signed by such bank or financial institution and which Additional Lender Supplement has been agreed to and acknowledged by the Borrowers and acknowledged by the Administrative Agent.  No consent of any Lender or acknowledgment of any of the other Lenders hereunder shall be required therefor.  In no event shall the Revolving Credit Commitment of any Lender be increased by reason of any bank or financial institution becoming an Additional Lender, or otherwise, but the Total Revolving Credit Commitment shall be increased by the amount of each Additional Lender’s Revolving Credit Commitment.  Upon any Lender entering into a Commitment Increase Supplement or any Additional Lender becoming a party hereto, the Administrative Agent shall notify each other Lender thereof and shall deliver to each Lender a copy of the Additional Lender Supplement executed by such Additional Lender, agreed to and acknowledged by the Borrowers and acknowledged by the Administrative Agent, and the Commitment Increase Supplement executed by such Increasing Lender, agreed to and acknowledged by the Borrowers and acknowledged by the Administrative Agent.

(b)           Term Loans.  Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrowers herein, each of the Lenders having a Term Loan Commitment agrees, severally and not jointly, to make a term loan (individually, a “Term Loan”, and collectively, the “Term Loans”) to the Borrowers on the Closing Date in the principal amount equal to such Lender’s Term Loan Commitment, provided that the aggregate outstanding principal amount of the Term Loans shall not at any time exceed the Total Term Loan Commitment.

(c)           Limitations.  Each LIBOR Loan shall be in a minimum principal amount of $100,000 or in integral multiples of $25,000 in excess of such minimum amount, and each Base Rate Loan shall be in a minimum principal amount of $100,000 or in integral multiples of $25,000 in excess of such minimum amount.  No more than five (5) LIBOR Loans may be outstanding at any time.

(d)           Conversions of Loans.  Upon the terms and subject to the conditions and limitations of this Agreement, the Borrowers may convert all or any part of any outstanding Loan into a Loan of another Type on any Business Day (which, in the case of a conversion of an outstanding LIBOR Loan shall be the last day of the Interest Period applicable to such LIBOR Loan).  The Borrowers shall give the Administrative Agent prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 2.3.  Notwithstanding the foregoing, the Borrowers may not convert any Loan into a LIBOR Loan or continue a LIBOR Loan if there is a continuing Default.

(e)           Termination or Reduction of Commitments.

(i)            The Total Revolving Credit Commitment shall terminate on the Maturity Date.

(ii)           The Total Term Loan Commitment shall be reduced upon and by the amount of each mandatory or optional payment or prepayment of the Term Loan.

(iii)          The Borrowers shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Administrative Agent to reduce by $100,000, and in integral multiples of $50,000 if in excess thereof, the Total Revolving Credit Commitment or to terminate entirely the Lenders’ Commitments to make Revolving Credit Loans hereunder, whereupon the Revolving Credit Commitments of the Lenders shall be reduced pro rata in accordance with their respective Applicable Percentages by the aggregate amount specified in such notice or shall, as the case may be, be terminated entirely.

(iv)          Any mandatory payment of Revolving Credit Loans made pursuant to the provisions of Section 2.8(b) shall permanently reduce the Total Revolving Credit Commitment (allocated ratably to each Lender based on each Lender’s Revolving Credit Commitment) by the amount of such payment.

(v)           If, as a result of any such reduction of the Total Revolving Credit Commitment, the LC Exposure at the time would exceed the Total Revolving Credit Commitment or the amount of Letters of Credit permitted to be outstanding under Sections 2.1(a) and 3.1(a), the Borrowers shall, in connection with any such reduction, deposit with and pledge to the Administrative Agent for the benefit of the Lenders and the LC Issuer cash in an amount equal to 105% of such excess.  If any Letters of Credit would remain outstanding after the effective date of any such termination of the Total Revolving Credit Commitment, in addition to satisfaction of all other applicable terms and conditions of this Agreement, the Borrowers shall deposit with and pledge to the Administrative Agent for the benefit of the Lenders and the LC Issuer cash in an amount equal to 105% of the Maximum Drawing Amount of under all Letters of Credit at the effective date of such termination.

(vi)          No such reduction or termination of any Commitment may be reinstated.

2.2           The Notes.

(a)           The Revolving Credit Loans shall be evidenced by a separate promissory note for each Revolving Credit Lender, each such note to be in substantially the form of Exhibit A-1 hereto, dated as of the Closing Date and completed with appropriate insertions (each such note being referred to herein as a “Revolving Credit Note” and collectively as the “Revolving Credit Notes”).  One Revolving Credit Note shall be payable to the order of each Revolving Credit Lender in a principal amount equal to such Lender’s Revolving Credit Commitment.

(b)           The Term Loans shall be evidenced by a separate promissory note for each Term Lender in the principal amount equal to such Lender’s Term Loan Commitment, each such note to be in substantially the form of Exhibit A-2 hereto, dated as of the Closing Date and completed with appropriate insertions (each such note being referred to as a “Term Note” and collectively as the “Term Notes”).

(c)           The Borrowers irrevocably authorize each of the Lenders to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on any Note, an appropriate notation on its Note Record reflecting (as the case may be) the making of such Loan or the receipt of such payment.  The outstanding amount of the Loans set forth on the Note Records shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lenders, absent manifest error, but the failure to record, or any error in so recording, any such amount on any Lender’s Note Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Note to make payments of principal of or interest on any Note when due.

2.3           Notice and Manner of Borrowing or Conversion of Loans.

(a)           Whenever the Borrowers desire to obtain or continue a Loan hereunder or convert an outstanding Loan into a Loan of another Type, the Borrowers shall give the Administrative Agent a telephonic notice promptly confirmed by a written Notice of Borrowing or Conversion, which telephonic notice shall be irrevocable and which must be received no later than 11:00 a.m. Pacific time on the date (i) one Business Day before the day on which the requested Loan is to be made as or converted to a Base Rate Loan, and (ii) three Business Days before the day on which the requested Loan is to be made or continued as or converted to a LIBOR Loan.  Such Notice of Borrowing or Conversion shall specify (i) the effective date and amount of each Loan or portion thereof requested to be made, continued or converted, subject to the limitations set forth in Section 2.1, (ii) the interest rate option requested to be applicable thereto, and (iii) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of the term “Interest Period”).  If such Notice fails to specify the interest rate option to be applicable to the requested Loan, then the Borrowers shall be deemed to have requested a Base Rate Loan.  If the written confirmation of any telephonic notification differs in any material respect from the action taken by the Administrative Agent, the records of the Administrative Agent shall be prima facie evidence of terms of the Loan requested absent manifest error.

(b)           Subject to the provisions of the definition of the term “Interest Period” herein, the duration of each Interest Period for a LIBOR Loan shall be as specified in the applicable Notice of Borrowing or Conversion.  If no Interest Period is specified in a Notice of Borrowing or Conversion with respect to a requested LIBOR Loan, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.  If the Administrative Agent receives a Notice of Borrowing or Conversion after the time specified in subsection (a) above, such Notice shall not be effective.  If the Administrative Agent does not receive an effective Notice of Borrowing or Conversion with respect to an outstanding LIBOR Loan, or if, when such Notice must be given prior to the end of the Interest Period applicable to such outstanding Loan, the Borrowers shall have failed to satisfy any of the conditions hereof, the Borrowers shall be deemed to have elected to convert such outstanding Loan in whole into a Base Rate Loan on the last day of the then current Interest Period with respect thereto.

2.4           Funding of Loans.

(a)           Loans shall be made by the Lenders pro rata in accordance with their respective Applicable Percentages for such Loans, provided, however that the failure of any Lender to make any Loan required to be made by it hereunder shall not relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b)           The Administrative Agent shall notify the Term Lenders or Revolving Credit Lenders, as the case may be, of each requested Loan and of the Drawdown Date thereof and the amount of each Term Lender’s or Revolving Credit Lender’s pro rata share of such Loan.  If such notice is given by the close of the Administrative Agent’s business on the Business Day on which the Administrative Agent receives an effective Notice of Borrowing or Conversion as provided in Section 2.3, each Lender will, not later than 1:00 p.m. Pacific time on the proposed Drawdown Date of such Loan, make available to the Administrative Agent, at its head office, in immediately available funds, the amount of such Lender’s pro rata share of the amount of such requested Loan.  Upon receipt by the Administrative Agent of such amount, and upon the satisfaction of the conditions set forth in Section 4.1 or 4.2 (to the extent applicable), the Administrative Agent will make available to the Borrowers the aggregate amount of such Loan.

(c)           The Administrative Agent may, unless notified to the contrary by any Term Lender or Revolving Credit Lender, as the case may be, prior to a Drawdown Date, assume that each Term Lender or Revolving Credit Lender, as the case may be, has made available to the Administrative Agent on such Drawdown Date the amount of such Lender’s Applicable Percentage of the Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If any such Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (ii) the amount of such Lender’s Applicable Percentage of any such Loans times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender’s Applicable Percentage of such Revolving Credit Loans shall become immediately available to the Administrative Agent, and the denominator of which is 365.  A statement of the

Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender absent manifest error.  If the amount of such Lender’s Applicable Percentage of such Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date.

2.5           Interest Rates and Payments of Interest.

(a)           Each Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Alternate Base Rate plus 0.25%, which rate shall change contemporaneously with any change in the Alternate Base Rate.  Such interest shall be payable monthly in arrears on the first Business Day of each calendar month following the Closing Date.

(b)           Each Loan which is a LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the LIBOR Rate plus 2.00%.  Such interest shall be payable for such Interest Period on the last day thereof.

(c)           (i)            If an Event of Default shall occur, then (x) the unpaid balance of Loans shall bear interest, to the extent permitted by law, compounded daily at an interest rate equal to 2% per annum above the interest rate applicable to such Loans (determined pursuant to subsections (a) and (b) above) in effect on the day such Event of Default occurs, until such Event of Default is cured or waived, and (y) the Letter of Credit Fees shall be increased by 2.00% per annum until such Event of Default is cured or waived, and such interest shall be payable upon the demand of the Administrative Agent.

(d)           So long as any Lender shall be required under regulations of the Board of Governors of the Federal Reserve System (“FRB”) (or any other banking authority, domestic or foreign, to which such Lender is subject) to maintain reserves with respect to liabilities or assets consisting of or including “Eurocurrency Liabilities” (as defined in regulations issued from time to time by such Board of Governors), the Borrowers shall pay to the Administrative Agent for the account of each such Lender additional interest on the unpaid principal amount of each LIBOR Loan made by such Lender from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder (rounded upwards, if necessary, to the next higher 1/100 of 1%) obtained by subtracting (i) the LIBOR Rate for the Interest Period for such LIBOR Loan from (ii) the rate obtained by dividing such LIBOR Rate by a percentage equal to 100% minus the Reserve Percentage of such Lender for such Interest Period.  Such additional interest shall be determined by such Lender and notified to the Borrowers through the Administrative Agent, and shall be payable on each date on which interest is payable on such LIBOR Loan.

(e)           All agreements between or among the Borrowers and the Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Obligations or otherwise, shall the amount paid or agreed to be paid to the Lenders for the use or the forbearance of the Obligations exceed the maximum permissible under applicable law.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of the Borrowers and the Lenders in the execution, delivery and acceptance of the Loan Documents to contract in strict compliance with the laws of the State of New York from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the Obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lenders should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Obligations and not to the payment of interest.  This provision shall control every other provision of all Loan Documents.

2.6           Fees.

(a)           The Borrowers shall pay to the Administrative Agent for the benefit of the Lenders a commitment fee (the “Commitment Fee”), computed on the basis of a 360-day year and payable quarterly in arrears on each Payment Date following the Closing Date and on the Maturity Date, at a rate per annum equal to 0.50% multiplied by the average obtained by dividing (i) the excess of (A) the Total Revolving Credit Commitment for each day in the calendar quarter immediately preceding such Payment Date over (B) the Total Revolving Credit Outstandings for each day in the calendar quarter immediately preceding such Payment Date, by (ii) the number of days in such period.

(b)           The Borrowers shall pay to the Administrative Agent for the benefit of the Lenders a fee (the “Letter of Credit Fee”) at a rate per annum equal to (i) the Maximum Drawing Amount under each Letter of Credit multiplied by (ii) 2.00%.  The Letter of Credit Fee shall be paid quarterly in arrears on each Payment Date following the Closing Date.

(c)           Without limiting any of the Lenders’ other rights hereunder or by law, if any Loan or any portion thereof or any interest thereon or any other amount payable hereunder or under any other Loan Document is not paid within ten (10) days after its due date, the Borrowers shall pay to the Administrative Agent for the benefit of the Lenders on demand a late payment charge equal to 5% of the amount of the payment due.

(d)           The Borrowers shall pay to the Administrative Agent, such other fees as the Borrowers and the Administrative Agent shall agree in writing.

(e)           The Borrowers authorize the Administrative Agent and the Lenders to charge to their Note Records or to any deposit account which the Borrowers may maintain with any of them the interest, fees, charges, taxes and expenses provided for in this Agreement, the other Loan Documents or any other document executed or delivered in connection herewith or therewith.  The Administrative Agent or the Lenders (with respect to any deposit account held by any Lender) shall provide to the Borrowers written notice of any such charge promptly following such charge.

2.7           Repayment of Loans.

(a)           Term Loans.  The Borrowers shall repay the principal amount of the Term Loans in equal quarterly installments of $150,000 for the first six full calendar quarters after the Closing Date and equal quarterly installments of $200,000 for the next nine full calendar quarters, payable on each Payment Date commencing April 1, 2008, and the aggregate principal amount of all Term Loans outstanding on the Maturity Date shall be paid on such date.

(b)           Revolving Credit Loans.  The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

2.8           Prepayments.

(a)           Optional.  The Borrowers may, upon notice to the Administrative Agent in substantially the form of Exhibits J-1 or J-2, as the case may be, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty (except as provided in Section 2.10); provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. Pacific time (1) three Business Days prior to any date of prepayment of LIBOR Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of LIBOR Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $25,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, and if such Loan is a LIBOR Loan, any additional amounts required pursuant to Section 2.10.  Each prepayment of Term Loans pursuant to this Section 2.8(a) shall be applied to the principal repayment installments of the Term Loans (including, without limitation, the installment due on the Maturity Date) in inverse order of maturity.

(b)           Mandatory.

(i)            Within the earlier of (x) 95 days after the end of each Fiscal Year (commencing with the Fiscal Year ending on January 26, 2009), or (y) five Business Days after financial statements have been delivered pursuant to Section 6.1(a) and the related certificate has been delivered pursuant to Section 6.1(d) for such Fiscal Year, the Borrowers shall prepay an aggregate principal amount of Loans equal to fifty percent

(50%) of Excess Cash Flow for the Fiscal Year covered by such financial statements (such prepayments to be applied as set forth in clauses (vi) and (viii) below).

(ii)           If the Borrowers or any of their Subsidiaries Dispose of any property (other than any Disposition of any property permitted by Section 8.4(b)) which results in the realization by such Person of Net Cash Proceeds, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds on the fifth Business Day following the receipt thereof by such Person (such prepayments to be applied as set forth in clauses (vi) and viii) below).

(iii)          Upon the sale or issuance by the Borrowers of any of their Equity Interests, unless otherwise agreed in writing by the Majority Lenders, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom promptly upon receipt thereof by the Borrowers (such prepayments to be applied as set forth in clauses (vi) and (viii) below).

(iv)          Upon the incurrence or issuance by the Borrowers or any of their Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to clauses (a) through (f) and (i) of Section 8.1), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom promptly upon receipt thereof by the Borrowers or such Subsidiaries (such prepayments to be applied as set forth in clauses (vi) and (viii) below).

(v)           Upon any Extraordinary Receipt received by or paid to or for the account of the Borrowers or any of their Subsidiaries, and not otherwise included in clause (ii), (iii) or (iv) of this Section 2.8(b), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom promptly upon receipt thereof by the Borrowers or such Subsidiaries (such prepayments to be applied as set forth in clauses (vi) and (viii) below); provided, however, that with respect to any proceeds of casualty insurance or condemnation or eminent domain awards (or payments in lieu thereof), at the election of the Borrowers (as notified by the Borrowers to the Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, the Borrowers or such Subsidiaries may apply such cash proceeds within one year after the receipt thereof to replace or repair the equipment, fixed assets or real property in respect of which such Net Cash Proceeds were received; and provided, further, however, that any Net Cash Proceeds not so applied shall be promptly applied to the prepayment of the Loans as set forth above in this Section 2.8(b)(v).

(vi)          Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.8(b) shall be applied, first, to payment of the unpaid installments of principal of the Term Loans in inverse order of maturity, until the Term Loans are paid in full; and second, to the Revolving Credit Facility in the manner set forth in clause (viii) of this Section 2.8(b).

(vii)         If for any reason the Total Revolving Credit Outstandings at any time exceed the Total Revolving Credit Commitment at such time, the Borrowers shall immediately prepay Revolving Credit Loans and LC Disbursements and/or Cash Collateralize the Maximum Drawing Amount, in an aggregate amount equal to such excess.

(viii)        Prepayments of the Revolving Credit Facility made pursuant to this Section 2.8(b), first, shall be applied ratably to any unpaid LC Disbursements, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining Maximum Drawing Amount; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clauses (i), (ii), (iii), (iii) and (iv) of this Section 2.8(b), the amount remaining, if any, after the prepayment in full of all LC Disbursements and Revolving Credit Loans outstanding at such time and the cash collateralization of the remaining Maximum Drawing Amount in full may be retained by the Borrowers for use in the ordinary course of its business.  Upon a drawing under any Letter of Credit that has been cash collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the LC Issuer or the Revolving Credit Lenders, as applicable.

2.9           Method and Allocation of Payments.

(a)           All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made in lawful money of the United States in immediately available funds, and shall be deemed to have been made only when made in compliance with this Section 2.9.  All such payments shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature (other than Excluded Taxes) now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrowers with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrowers will pay to each Lender such additional amount in U.S. Dollars as shall be necessary to enable such Lender to receive the same net amount which such Lender would have received on such due date had no such obligation been imposed upon the Borrowers.  The Borrowers will deliver promptly to each Lender certificates or other valid vouchers or other evidence of payment reasonably satisfactory to the Administrative Agent for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.  The Lenders may, and the Borrowers hereby authorize the Lenders to, debit the amount of any payment not made by such time to the demand deposit accounts of the Borrowers with the Lenders or to their Note Records.

(b)           Subject to the provisions of Section 2.9(c), all payments hereunder shall be made and allocated as follows:

(i)            all payments of principal of and interest in respect of Revolving Credit Loans shall be made to the Administrative Agent for the benefit of the Revolving Credit

Lenders, pro rata in accordance with the outstanding principal balance of Revolving Credit Loans made by each;

(ii)           all payments of principal of and interest in respect of Term Loans shall be made to the Administrative Agent for the benefit of the Term Lenders, pro rata in accordance with the outstanding principal balance of Term Loans made by each such Term Lender;

(iii)          all payments of Commitment Fees and Letter of Credit Fees shall be made to the Administrative Agent for the benefit of the Revolving Credit Lenders, pro rata in accordance with their Revolving Credit Commitments; and

(iv)          payments of any other amounts due hereunder shall be made to the Administrative Agent to be allocated among the Administrative Agent, the Lenders and the LC Issuer as their respective interests appear.

All such payments shall be made at the Administrative Agent’s head office or at such other location that the Administrative Agent may from time to time designate, in each case in immediately available funds.

(c)           If the Commitments shall have been terminated or the Obligations shall have been declared immediately due and payable pursuant to Section 9.2, proceeds of Collateral and all other funds received from or on behalf of the Borrowers by any Lender or the LC Issuer in respect of Obligations (except funds received by any Lender as a result of a purchase of a participant interest pursuant to Section 2.9(d) below) shall be remitted to the Administrative Agent, and all such funds, together with all other funds received by the Administrative Agent from or on behalf of the Borrowers (including proceeds of Collateral) in respect of Obligations, shall be applied by the Administrative Agent in the following manner and order:  (i) first, to reimburse the Administrative Agent, the LC Issuer and the Lenders, in that order, for any amounts payable pursuant to Sections 12.2 and 12.3 hereof; (ii) second, to the payment of Commitment Fees, Letter of Credit Fees, and any other fees payable to the Administrative Agent or the Lenders hereunder; (iii) third, to the payment of interest due on the Loans and the LC Disbursements; (iv) fourth, to the payment of the outstanding principal balance of the Loans; (v) fifth, to the payment of any other Obligations payable by the Borrowers, pro rata to the outstanding principal balance of each; and (vi) any remaining funds shall be paid to whoever shall be entitled thereto or as a court of competent jurisdiction shall direct.

(d)           Each of the Lenders hereby agrees that if it should receive any amount (whether by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) in respect of principal of, or interest on, the Loans or any fees which are to be shared pro rata among the Lenders, which, as compared to the amounts theretofore received by the other Lenders with respect to such principal, interest or fees, is in excess of such Lender’s Applicable Percentage of such principal, interest or fees, such Lender shall share such excess, less the costs and expenses (including, reasonable attorneys’ fees and disbursements) incurred by such Lender in connection with such realization, exercise, claim or action, pro rata with all other Lenders in proportion to their respective Applicable Percentage for such Loans, and such sharing shall be deemed a purchase (without recourse) by such sharing party of participant interests in such Loans or such fees, as the case may be, owed to the recipients of such shared payments to the extent of such shared payments; provided, however, that (i) if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Letter of Credit Participations to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).  The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

2.10         LIBOR Indemnity.  If the Borrowers for any reason make any payment of principal with respect to any LIBOR Loan on any day other than the last day of an Interest Period applicable to such LIBOR Loan, or fail to borrow or continue or convert to a LIBOR Loan after giving a Notice of Borrowing or Conversion thereof pursuant to Section 2.3, or fail to prepay a LIBOR Loan after having given notice thereof, the Borrowers shall pay to the Administrative Agent for the benefit of the Lenders any amount required to compensate the Lenders for any additional losses, costs or expenses which they may reasonably incur as a result of such payment or failure, including, without limitation, any loss (including loss of anticipated profits), costs or expense incurred by reason of the liquidation or re-employment of deposits or other funds required by the Lenders to fund or maintain such LIBOR Loan.  Without limiting the foregoing, the Borrowers shall pay to the Administrative Agent a “yield maintenance fee” for the benefit of the Lenders in an amount computed as follows:  the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made, shall be subtracted from the interest rate applicable (pursuant to Section 2.5(b)) to each LIBOR Loan in effect at the time of prepayment.  If the result is zero or a negative number, there shall be no yield maintenance fee.  If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid.  The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made.  Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which prepayment is made.  The resulting amount shall be the yield maintenance fee due to the Lenders upon the payment of a LIBOR Loan under the circumstances described in the first sentence of this Section.  The Borrowers shall pay such amount upon presentation by the Administrative Agent of a statement setting forth the amount and the Administrative Agent’s (or the affected Lenders’) calculation thereof pursuant hereto, which statement shall be prima facie evidence of the amounts owed hereunder absent manifest error.  If the Obligations are declared immediately due and payable pursuant to Section 8.2, then any amount provided for in this Section shall be due and payable in the same manner as though the Borrowers had made a prepayment of the LIBOR Loans.

2.11         Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Alternate Base Rate is determined by Wells Fargo’s “Base Rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time.  If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day (subject to the definition of the term “Interest Period”), and such extension shall be included in computing interest in connection with such payment.

2.12         Changed Circumstances; Illegality.

(a)           Notwithstanding any other provision of this Agreement, in the event that:

(i)            on any date on which the LIBOR Rate would otherwise be set the Administrative Agent shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the LIBOR Rate, or

(ii)           at any time the Administrative Agent or any Lender shall have determined in good faith (which determination shall be final and conclusive and, if made by any Lender, shall have been communicated to the Administrative Agent in writing) that:

(A)          the making or continuation of or conversion of any Loan to a LIBOR Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the interbank LIBOR market or (2) compliance by the Administrative Agent or such Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law); or

(B)           the LIBOR Rate shall no longer represent the effective cost to the Administrative Agent or such Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates;

then, and in any such event, the Administrative Agent shall forthwith so notify the Borrowers thereof.  Until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such notice no longer apply, the obligation of the Lenders to allow selection by the Borrowers of the Type of Loan affected by the contingencies described in this Section (herein called “Affected Loans”) shall be suspended.  If at the time the Administrative Agent so notifies the Borrowers, the Borrowers have previously given the Administrative Agent a Notice of

Borrowing or Conversion with respect to one or more Affected Loans but such Loans have not yet gone into effect, such notification shall be deemed to be a request for Base Rate Loans.

(b)           In the event of a determination of illegality pursuant to Section 2.12(a)(ii)(A) above, the Borrowers shall, with respect to the outstanding Affected Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to Section 2.9, on such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) and may, subject to the conditions of this Agreement, borrow a Loan of another Type in accordance with Section 2.1 by giving a Notice of Borrowing or Conversion pursuant to Section 2.3.

2.13         Increased Costs.  In case any change made after the Closing Date in any law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any Governmental Authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other Governmental Authority (whether or not having the force of law):

(i)  subjects any Lender or the LC Issuer to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the Borrowers or otherwise with respect to the transactions contemplated hereby (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, and Excluded Tax payable by such Lender or the LC Issuer), or

(ii)  imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or credit extended or participated in by, any Lender (other than such requirements as are already included in the determination of the LIBOR Rate) or the LC Issuer, or

(iii)  imposes upon any Lender or the LC Issuer any other condition with respect to its obligations or performance under this Agreement or in respect of any Letter of Credit,

and the result of any of the foregoing is to increase the cost to such Lender or the LC Issuer, reduce the income receivable by such Lender or the LC Issuer or impose any expense upon such Lender or the LC Issuer with respect to any Loans or its obligations under this Agreement or in respect of any Letter of Credit, such Lender or the LC Issuer shall notify the Borrowers and the Administrative Agent thereof.  The Borrowers agree to pay to such Lender or the LC Issuer the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by such Lender or the LC Issuer of a statement in the amount and setting forth in reasonable detail such Lender’s or the LC Issuer’s calculation thereof and the assumptions upon which such calculation was based, which statement shall be prima facie evidence of the amounts owing hereunder absent manifest error.

2.14         Capital Requirements.  If after the date hereof any Lender reasonably determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or

(ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitment to make Loans hereunder or its obligations in respect of any Letter of Credit to a level below that which such Lender or such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender shall notify the Borrowers and the Administrative Agent thereof.  The Borrowers agree to pay to such Lender the amount of such reduction of return on capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be prima facie evidence of amounts payable hereunder absent manifest error) unless within such 90 day period the Borrowers shall have prepaid in full all Obligations to such Lender, in which event no amount shall be payable to such Lender under this Section.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.15         Taxes.  (a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent, each Lender and the LC Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the LC Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the LC Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the LC Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  Upon request of the Administrative Agent, as soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the LC Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the LC Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers upon the request of the Administrative Agent, such Lender or the LC Issuer, shall repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the LC Issuer if the Administrative Agent, such Lender or the LC Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the LC Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

2.16         Parent as Agent for Borrowers; Contribution.

(a)           Each Borrower (other than Parent) hereby appoints Parent as its agent with respect to the receiving and giving of any notices, requests, instructions, reports, schedules, revisions, financial statements or any other written or oral communications hereunder.  Parent shall keep complete, correct and accurate records of all Loans and the application of proceeds thereof, and all payments in respect of Loans and other amounts due hereunder.  The Lenders are hereby entitled to rely on any communications given or transmitted by Parent as if such communication were given or transmitted by each and every Borrower; provided, however, that any communication given or transmitted by any Borrower other than Parent shall be binding with respect to such Borrower.  Any communication given or transmitted by the Administrative Agent or any Lender to Parent shall be deemed given and transmitted to each and every Borrower.

(b)           The Borrowers hereby agree that, as among themselves, the ultimate responsibility for repayment of the Obligations in the event of a Default by any or all of the Borrowers on their respective Obligations shall be equitably apportioned among the Borrowers in the proportion that each has benefited from the making by the Lenders of the Loans, or if such equitable apportionment cannot reasonably be determined, then in proportion to their respective net worths, determined in a manner such that none of the Obligations of any Borrower would be subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable provisions of applicable state law.  If any Borrower shall pay an amount with respect to the Obligations in excess of its proportionate share, determined as set forth in this subparagraph (b) (an “Overpaying Borrower”), each other Borrower shall make a payment to such Overpaying Borrower in an amount such that the aggregate amount of each Borrower’s payments hereunder and in respect of the Obligations reflects its proportionate share of the Obligations, as so determined.  The foregoing agreement is intended to set forth only the rights and obligations of the Borrowers among themselves and shall in no way affect the obligations of any Borrower to the Lenders in respect of the Obligations.  Until the Obligations have been indefeasibly paid in full (except for contingent indemnification and expense reimbursement obligations for which a claim has not yet been made) and the Commitments shall have terminated and all Letters of Credit shall have expired or been canceled, each Borrower shall withhold exercise of any right of contribution hereunder against any other Borrower.

SECTION III

LETTERS OF CREDIT

3.1           Issuance.

(a)           Upon the terms and subject to the conditions hereof, the LC Issuer in reliance upon the representations, warranties and covenants of the Borrowers contained herein, agrees to issue letters of credit (the “Letters of Credit”) for the account of the Borrowers in such form as may be requested from time to time by the Borrowers and agreed to by the LC Issuer, provided that the Maximum Drawing Amount (after giving effect to all requested Letters of Credit) shall not at any time exceed the Letter of Credit Sublimit, provided, further that the Total Revolving Credit Outstandings (after giving effect to all requested Revolving Credit Loans and Letters of Credit) shall not at any time exceed the Total Revolving Credit Commitment, and provided further that no Letter of Credit shall have an expiration date later than five (5) Business Days prior to the Maturity Date.  At least three (3) Business Days prior to the proposed issuance date of any Letter of Credit, the Borrowers shall deliver to the LC Issuer a Letter of Credit Application setting forth the Maximum Drawing Amount of all Letters of Credit (including the requested Letter of Credit), the requested language of the requested Letter of Credit and such other information as the LC Issuer shall require.  Each request for the issuance of a Letter of Credit hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in Sections 4.1 or 4.2 (as the case may be) have been satisfied as of the date of such request.

(b)           Effective upon the issuance of each Letter of Credit and without any further action on the part of the LC Issuer or the Lenders in respect thereof, the LC Issuer hereby grants to each Lender, and each Lender hereby acquires from the LC Issuer, a participating interest in such Letter of Credit in an amount equal to the product of (i) the amount of such Letter of Credit, times (ii) the quotient of (A) such Lender’s Revolving Credit Commitment, divided by (B) the Total Revolving Credit Commitment (the amount so calculated, the “Letter of Credit Participation”), and each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default, to the extent of such Lender’s pro rata share thereof, to reimburse the LC Issuer on demand for the amount of each draft paid by the LC Issuer under each Letter of Credit to the extent that such amount is not reimbursed by the Borrowers.

3.2           Reimbursement Obligation of the Borrowers.  In order to induce the LC Issuer to issue, extend and renew each Letter of Credit, the Borrowers shall reimburse or pay to the Administrative Agent, for the account of the LC Issuer or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the LC Issuer hereunder as follows:

(a)           on each date that any draft presented under any Letter of Credit is honored by the LC Issuer or the LC Issuer otherwise makes payment with respect thereto, (i) the amount paid by the LC Issuer under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the LC Issuer or any Lender in connection with any payment made by the LC Issuer under, or with respect to, such Letter of Credit; and

(b)           upon the Maturity Date or the acceleration of the Maximum Drawing Amount pursuant to Section 9.2, an amount equal to 105% of the then Maximum Drawing Amount of all Letters of Credit, which amount shall be held by the LC Issuer as cash collateral for all LC Disbursements.

Each such payment shall be made to the Administrative Agent at its head office in immediately available funds.  Interest on any and all amounts remaining unpaid by the Borrowers under this Section 3.2 at any time from the date such amounts become due and payable (whether as stated in this Section 3.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent, for the account of LC Issuer or (as the case may be) the Lenders, on demand at a rate per annum equal to 2% above the Alternate Base Rate.

3.3           Letter of Credit Payments.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the LC Issuer shall notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment.  The responsibility of the LC Issuer to the Borrowers shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.  On the date that such draft is paid or other payment is made by the LC Issuer, the LC Issuer shall promptly notify the Lenders of the amount of any unpaid LC Disbursement.  All such unpaid LC Disbursements with respect to Letters of Credit shall be deemed to be Revolving Credit Loans.  No later than 1:00 p.m. Pacific time on the Business Day next following the receipt of such notice, each Lender shall make available to the Administrative Agent, at the Administrative Agent’s head office, in immediately available funds, such Lender’s pro rata share of such unpaid LC Disbursements, together with an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (ii) the amount equal to such Lender’s pro rata share of such unpaid LC Disbursement, times (iii) a fraction, the numerator of which is the number of days that have elapsed from and including the date the LC Issuer paid the draft presented for honor or otherwise made payment until the date on which such Lender’s pro rata share of such unpaid LC Disbursement shall become immediately available to the Administrative Agent, and the denominator of which is 365.

3.4           Obligations Absolute.

(a)           The Borrowers’ obligations to reimburse the LC Issuer for all LC Disbursements shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any set off, counterclaim or defense to payment which the Borrowers may have or have had against the LC Issuer, the Administrative Agent, the Lenders or any beneficiary of a Letter of Credit.  The Borrowers further agree that the LC Issuer, the Administrative Agent and the Lenders shall not be responsible for, and the Borrowers’ obligations in respect of the LC Disbursements shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrowers, against the beneficiary of any Letter of Credit or any such transferee.

(b)           The LC Issuer, the Administrative Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  The Borrowers agree that any action taken or omitted by the LC Issuer, the Administrative Agent or the Lenders under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrowers and shall not result in any liability on the part of the LC Issuer, the Administrative Agent or the Lenders to the Borrowers.

(c)           Notwithstanding the foregoing, this Section 3.4 shall not be construed to excuse the LC Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the LC Issuer’s gross negligence or willful misconduct.

3.5           Reliance by the LC Issuer and the Administrative Agent.  To the extent not inconsistent with Section 3.4, the LC Issuer and the Administrative Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer or the Administrative Agent.

SECTION IV

CONDITIONS OF LOANS AND LETTERS OF CREDIT

4.1           Conditions Precedent to Initial Loans and Letters of Credit.  The obligation of the Lenders to make the initial Loans and of the LC Issuer to issue the initial Letter of Credit is subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals, ‘PDF’ format or telecopies (followed promptly by originals), each properly executed by a Responsible Officer of the signing Loan Party unless otherwise specified, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

(i)            executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii)           Notes executed by the Borrowers in favor of each Lender requesting Notes;

(iii)          a security agreement in substantially the form of Exhibit G-1, a collateral assignment of contracts in the form of Exhibit G-2 and an intellectual property security agreement in the form of Exhibit G-6 (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, collectively, the “Security Agreement”), duly executed by each Loan Party, and a pledge agreement (the “Pledge Agreement”) duly executed by the Parent in substantially the form of Exhibit H, together with (subject to the provisions of Section 4.1(m)):

(A)          certificates representing the pledged Equity Interests referred to in the Pledge Agreement (if certificated) accompanied by undated stock powers executed in blank,

(B)           stamped receipt copies of proper financing statements, duly filed on or before the Closing Date under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem reasonably necessary or desirable in order to perfect the Encumbrances created under the Security Agreement and the Pledge Agreement, covering the Collateral described in the Security Agreement, and the Pledge Agreement,

(C)           completed requests for information, dated on or before the date of the initial Credit Extension, listing the financing statements referred to in clause (B) above and all other effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D)          evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem reasonably necessary or desirable in order to perfect the Encumbrances created thereby,

(E)           account control agreements, duly executed by the appropriate parties, with respect to all bank accounts of the Loan Parties, other than bank accounts with Wells Fargo,

(F)           copies of the assigned agreements subject to the collateral assignment of contracts referred to above, together with any reasonably necessary consents to such assignment, duly executed by each party to such assigned agreements other than the Loan Parties, and

(G)           evidence that all other action that the Administrative Agent may deem reasonably necessary or desirable in order to perfect the Encumbrances created under the Security Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements);

(iv)          the Fee Property Security Documents;

(v)           Title Policies, issued by the Title Company, insuring the liens of the Fee Property Security Documents as a valid first liens upon the fee interests of each of the Fee Properties, subject only to the Permitted Encumbrances.  Each Title Policy when issued shall be reasonably acceptable to Administrative Agent following a review of all title exception documents cited in therein and shall specifically include by endorsement or affirmative coverage (if permitted by Administrative Agent in its discretion), an ALTA 9 comprehensive endorsement, a deletion of creditors’ rights exception (if available), and such other endorsements and coverages as Administrative Agent may reasonably require, provided such endorsements and coverages are available;

(vi)          the Subordination Agreement;

(vii)         Landlord Waivers as required by and in form and substance satisfactory to the Administrative Agent, executed by each of the Borrowers’ lessors, unless waived by the Administrative Agent;

(viii)        such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the authority of each Loan Party to consummate the transactions contemplated hereby and the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(ix)           such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(x)            an opinion of Kilpatrick Stockton LLP counsel to the Loan Parties addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit I and such other matters concerning the Loan Parties and the Loan Documents as the Majority Lenders may reasonably request;

(xi)           opinion(s) of local counsel to the Loan Parties (as applicable) with respect to the enforceability of the Fee Property Security Documents in their local jurisdictions and such other matters as the Administrative Agent may reasonably require;

(xii)          a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xiii)         a certificate signed by a Responsible Officer of each Borrower certifying that the conditions specified in paragraphs (d), (e), (f), (g), (i), (k), (l), (m) and (n) and clause (A) of paragraph (h) of this Section 4.1 have been satisfied;

(xiv)        certificates attesting to the Solvency of each Loan Party before and after giving effect to the Acquisition, from its chief financial officer;

(xv)         evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral;

(xvi)        evidence that the Existing Credit Agreement and all outstanding Indebtedness for money borrowed of the Borrowers, other than the Indebtedness set forth on Schedule 8.1(e) attached hereto, has been, or concurrently with the transactions contemplated hereby is being, paid and all Encumbrances securing such Indebtedness have been, or concurrently with the transactions contemplated hereby are being, released or assigned to the Administrative Agent, which requirement may be satisfied by delivery of payoff letters in form and substance reasonably satisfactory to the Administrative Agent;

(xvii)       a certificate of a Responsible Officer of the Parent certifying that the Parent has previously delivered to the Administrative Agent true and correct copies of the Asset Purchase Agreement and all schedules, documents and agreements ancillary thereto as in effect on the Closing Date;

(xviii)      with respect to any Fee Property, such other, papers, instructions, documents, instruments or certificates as the Title Company may reasonably require for the issuance of Title Policies;

(xix)         such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the LC Issuer or any Lender reasonably may require;

(xx)          a certificate reasonably satisfactory to Administrative Agent, for benefit of itself and the Lenders, provided by the Borrowers that sets forth information required by the Patriot Act including the identity of each Borrower, the name and address of each Borrower and other information that will allow the Administrative Agent or any Lender, as applicable, to identify each Borrower in accordance with the Patriot Act; and

(xxi)         all amendments to the Junior Subordinated Debt Documents necessary to replace references to M&I Marshall & Ilsley Bank with references to the Administrative Agent, and any other amendments reasonably requested by the Administrative Agent.

(b)           All fees required to be paid to the Administrative Agent, the Lead Arranger and the Lenders on or before the Closing Date shall have been paid or will be paid on the Closing Date from the proceeds of the Loans pursuant to a closing statement directive from the Borrowers to the Administrative Agent.

(c)           The Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent) or will be paid on the Closing Date from the proceeds of the Loans pursuant to a closing statement directive from the Borrowers to the Administrative Agent.

(d)           There shall not have occurred, since December 2, 2007, any change, effect or circumstance that would constitute a “Material Adverse Effect” as that term is defined in the Asset Purchase Agreement.

(e)           The Borrowers shall have delivered to the Administrative Agent (i) a certified copy of the final order by the Bankruptcy Court approving the Acquisition on the Closing Date, in form reasonably satisfactory to counsel to the Administrative Agent, and (ii) a certificate of no appeal issued by the clerk of such court.

(f)            The Acquisition shall have been consummated (or substantially simultaneously with the borrowing of the initial Loans on the Closing Date shall be consummated) (i) substantially in accordance with the Summary of Sources and Uses and (ii) in accordance with the terms of the Asset Purchase Agreement without giving effect to (x) any amendments or waivers to the Asset Purchase Agreement or (y) the delivery of any updated disclosure schedules to the Asset Purchase Agreement, in any case to the extent that such amendments, waivers or updated disclosure schedules (taken as a whole) are material and adverse to the interests of the Lenders and not consented to in writing by the Administrative Agent.

(g)           After giving effect to the Acquisition, the Borrowers will have outstanding no Indebtedness for money borrowed other than the Loans, the Junior Subordinated Debt and the Indebtedness set forth on Schedule 8.1(e).

(h)           The Administrative Agent shall have received the Borrowers’ projections for each of the five Fiscal Years following the Closing Date, including consolidated balance sheets and statements of income, retained earnings and cash flows in form and substance satisfactory to the Administrative Agent.

(i)            After giving effect to the consummation of the Acquisition, the making of any Loans, the issuance of any Letters of Credit, and the application of proceeds of the foregoing (including the payment of all fees and expenses in connection therewith) on the Closing Date, substantially in accordance with the Summary of Sources and Uses, the sum of (x) the Borrowers’ unrestricted cash and Qualified Investments, plus (y) the excess of the Total Revolving Credit Commitment over Total Revolving Credit Outstandings shall be at least $2,000,000.

(j)            The Administrative Agent shall not have become aware, after November 30, 2007, of any new or inconsistent information or other matter not previously disclosed to it relating to the Borrowers or the transactions contemplated by the Commitment Letter dated as of January 3, 2008 addressed to the Parent that the Administrative Agent, in its reasonable business judgment, deems material and adverse relative to the information or other matters disclosed to it prior to such date, including matters covered by any third-party diligence reports, background checks or other financial, accounting, insurance or legal review.

(k)           The representations made by the Barnhill’s Buffet, Inc. in the Asset Purchase Agreement shall be true and accurate on and as of the Closing Date (but without giving effect to the delivery of any amendments, waivers or updated disclosure schedules pursuant to the Asset Purchase Agreement to the extent that such amendments, waivers or Updated Schedules are not consented to in writing by the Administrative Agent).

(l)            The representations and warranties contained in Section IV and all other representations and warranties made by the Borrowers under any other Loan Document shall be true and accurate on and as of the Closing Date as though made at and as of the Closing Date.

(m)          All documents and instruments required to perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing, in each case as contemplated by the foregoing provisions of this Section 4.1, and none of the Collateral will be subject to any other pledges, security interests or liens except for Permitted Encumbrances.

(n)           No litigation, arbitration, proceeding or investigation shall be pending or, to the Borrowers’ knowledge, threatened which questions the validity or legality of the transactions contemplated by any Loan Document or the Asset Purchase Agreement or seeks a restraining order, injunction or damages in connection therewith, or which, in the reasonable judgment of the Administrative Agent, might adversely affect the transactions contemplated hereby or thereby or might reasonably be expected to have a Material Adverse Effect.

4.2           Conditions Precedent to all Revolving Credit Loans and Letters of Credit after the Closing Date.  The obligation of the Lenders to make any Revolving Credit Loan, to continue LIBOR Loans or to convert Loans of one Type to Loans of another Type, and of the LC Issuer to issue any Letter of Credit, in each case after the Closing Date, is further subject to the following conditions:

(a)           timely receipt by the Administrative Agent of the Notice of Borrowing or Conversion with respect to any Revolving Credit Loan, or by the LC Issuer of the Letter of Credit Application with respect to any Letter of Credit;

(b)           the outstanding Loans and Letters of Credit do not and, after giving effect to any requested Revolving Loan, will not exceed the limitations set forth in Sections 2.1 and 3.1 hereof;

(c)           the representations and warranties contained in Section V hereof and all representations and warranties made by the Borrowers and each other Loan Party under any other Loan Document shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing or Conversion or Letter of Credit Application and on the effective date of the making, continuation or conversion of each Revolving Credit Loan or issuance of each Letter of Credit as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date);

(d)           no Default or Event of Default shall have occurred and be continuing at the time of, and immediately after, the making of such requested Revolving Credit Loan or the issuance of such requested Letter of Credit;

(e)           no litigation, arbitration, proceeding or investigation shall be pending or threatened which questions the validity or legality of the transactions contemplated by any Loan Document or seeks a restraining order, injunction or damages in connection therewith, or which, in the judgment of the Administrative Agent, might adversely affect the transactions contemplated hereby or thereby or might have a Material Adverse Affect on the Borrowers; and

(f)            no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for any Lender, would make it illegal or against the policy of any governmental agency or authority for such Lender to make Loans hereunder or, in the opinion of counsel for the LC Issuer, for the LC Issuer to issue Letters of Credit hereunder (as the case may be).

The making, continuation or conversion of each Loan and the issuance of each Letter of Credit shall be deemed to be a representation and warranty by the Borrowers on the date of the making, continuation or conversion of such Loan as to the accuracy of the facts referred to in subsection (c) of this Section 4.2 and of the satisfaction of all of the conditions set forth in this Section 4.2.

SECTION V

REPRESENTATIONS AND WARRANTIES

The Borrowers, jointly and severally, represent and warrant to the Administrative Agent and the Lenders that:

5.1           Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and the Senior Debt Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.2           Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s organization documents; (b) conflict with or result in any breach or contravention of, or the creation of any Encumbrance under, or require any payment to be made under (i) any contractual obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any law, rule or regulation.

5.3           Governmental Authorization; Other Consents.  Except as set forth on Schedule 5.3, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Acquisition, (b) the grant by any Loan Party of the Encumbrances granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Encumbrances created under the Security Documents (including with respect to the lien priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents.  All applicable waiting periods in connection with the Acquisition have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Acquisition or the rights of the Loan Parties or its Subsidiaries freely to transfer or otherwise dispose of, or to create any Encumbrance on, any properties now owned or hereafter acquired by any of them.

5.4           Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each

Loan Party that is party thereto in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

5.5           Financial Statements; No Material Adverse Effect.  (a)  The audited consolidated balance sheet of the Borrowers as of the end of, and the related consolidated statements of operations, retained earnings and cash flows for, the Fiscal Year ended January 29, 2007 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; (ii) fairly present the financial condition of the Borrowers and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, in each case except as otherwise expressly noted therein; (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrowers and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness; and (iv) have been delivered to the Administrative Agent.

(b)           The unaudited consolidated balance sheet of the Borrowers and their Subsidiaries as of the end of, and the related consolidated statements of operations, retained earnings and cash flows for, the Fiscal Month ended  November 5, 2007 and for the 13 Fiscal Months then ended (the “Financial Statements”) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; (ii) fairly present the financial condition of the Borrowers and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, in each case except as otherwise expressly noted therein and subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount and the absence of notes thereto; and (iii) have been delivered to the Administrative Agent.  Schedule 5.5 sets forth all material Indebtedness and other liabilities, direct or contingent, of the Borrowers and their consolidated Subsidiaries as of the date of such Financial Statements, including liabilities for taxes, material commitments and Indebtedness, not set forth in such Financial Statements.

(c)           Since the date of the Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           The Pro Forma Financial Statements, copies of which have been furnished to the Administrative Agent, fairly present the consolidated pro forma financial condition of the Borrowers and their Subsidiaries as at the date thereof and the consolidated pro forma results of operations of the Borrowers and their Subsidiaries for the period ended on such date, in each case giving effect to the Acquisition, all in accordance with GAAP.

(e)           The projected financial information of the Borrowers and their Subsidiaries that has been provided by the Borrowers to the Lenders prior to the date hereof was prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions known to the Borrowers at the time of delivery of such forecasts, and represented, at the time of delivery, the reasonable estimate by the Borrowers of the Borrowers’ future financial condition and performance with respect to the time periods stated therein.

5.6           Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, overtly threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrowers or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Acquisition, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.7           No Default.  No Loan Party or any Subsidiary thereof is in default under or with respect to, or a party to, any contractual obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement, any other Loan Document or the Junior Subordinated Debt Documents.

5.8           Ownership of Property; Encumbrances; Investments.  (a)  Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in all real property necessary or used in the ordinary conduct of its business, except for Permitted Encumbrances and such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Schedule 5.8(b) sets forth a complete and accurate list of all Encumbrances on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.  The property of each Loan Party and each of its Subsidiaries is subject to no Encumbrances, other than Permitted Encumbrances and Encumbrances set forth on Schedule 5.8(b).

(c)           Schedule 5.8(c) sets forth a complete and accurate list of all real property owned in fee by each Loan Party and each of its Subsidiaries (each a “Fee Property”), showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof and noting any contractual obligations, whether contingent or otherwise, to sell such Fee Property.  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to each Fee Property owned by such Loan Party or such Subsidiary, free and clear of all Encumbrances, other than Encumbrances created or permitted by the Loan Documents or set forth on such Schedule.

(d)           (i) Schedule 5.8(d)(i) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(ii)  Schedule 5.8(d)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date thereof.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance of injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought.

(e)           Schedule 5.8(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.9           Environmental Compliance.  The Borrowers and its Subsidiaries have obtained all permits, licenses and other authorizations and have made all filings, registrations and other submittals which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect.  The Borrowers and its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all applicable orders, decrees, judgments and injunctions issued, entered, promulgated or approved under any Environmental Law, except to the extent failure to comply would not have a Material Adverse Effect.  The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of claims they receive alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Borrowers and their Subsidiaries have made available to Administrative Agent copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential environmental liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

5.10         Insurance.  The properties of the Borrowers and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower or Subsidiary operates.

5.11         Taxes.  The Borrowers and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrowers or any Subsidiary that would, if made, have a Material Adverse Effect.  No Loan Party or any Subsidiary thereof is party to any tax sharing agreement.

5.12         ERISA Compliance.  (a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Borrowers, overtly threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13         Subsidiaries; Equity Interests; Loan Parties.  The Borrowers have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13.  All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Encumbrances except those created under the Security Documents.  The Borrowers have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrowers have been validly issued, are fully paid and non-assessable and, except with respect to the Parent’s Equity Interests, are owned by the Persons in the amounts specified on Part (c) of the Schedule 5.13 free and clear of all Encumbrances except those created under the Security Documents.  Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation or formation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.  The copy of the charter or other organizational document of each Loan Party and each amendment thereto provided pursuant to Section 4.1(a)(ix) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14         Margin Regulations; Investment Company Act.  (a)  The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Borrowers, any Person controlling of the Borrowers, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15         Disclosure.  The Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16         Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all laws, rules and regulations and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17         Intellectual Property; Licenses, Etc.  Each Loan Party and each of its Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and Schedule 5.17 sets forth a complete and accurate list of all such IP Rights owned, licensed to or used by each Loan Party and each of its Subsidiaries (other than “off the shelf” software products used in the ordinary course of business).  To the knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18         Solvency.  Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19         Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20         Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrowers or any of their Subsidiaries as of the Closing Date and neither the Borrowers nor any of their Subsidiaries has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.21         Security Documents.  The provisions of the Security Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Encumbrance (subject to Permitted Encumbrances) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings completed prior to the Closing Date as contemplated hereby and by the Security Documents or addressed in Section 4.1(m), no filing will be necessary to perfect or protect such Encumbrances.

5.22         Intentionally Deleted.

5.23         Compliance with OFAC Rules and Regulations.  Neither the Borrowers, nor any Subsidiary nor any Affiliate of the Borrowers (i) is a Sanctioned Person, (ii) has any assets in Sanctioned Countries, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

5.24         Foreign Assets Control Regulations, Etc.  Neither the Borrowers nor any of their Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended.  Neither the Borrowers nor any of their Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  Neither the Borrowers nor any of their Subsidiaries (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of the Borrowers’ knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

5.25         Parent Public Filings.  As of the respective dates thereof, the Parent SEC Documents were prepared in all material respects in accordance with the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Parent has timely filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act.  The Parent SEC Documents complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the

Exchange Act.  The consolidated financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”), including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, are true, accurate and complete in all material respects, and fairly present the consolidated financial condition and the consolidated results of operations and cash flow of Parent, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal nonmaterial year-end audit adjustments and accruals.

SECTION VI

AFFIRMATIVE COVENANTS

The Borrowers covenant that so long as any Loan, Letter of Credit or other Obligation, remains outstanding or the Lenders or the LC Issuer have any obligation to lend or to issue any Letter of Credit hereunder:

6.1           Financial Statements.  The Borrowers shall furnish to the Administrative Agent and each Lender:

(a)           as soon as available to the Borrowers, but in any event within 90 days after the end of each Fiscal Year, the consolidated balance sheet of the Borrowers and all of their Subsidiaries as of the end of such year and related consolidated statements of income, retained earnings and cash flow of the Borrowers and all of their Subsidiaries for such year, prepared in accordance with GAAP and audited and certified without qualification by the Borrowers’ Accountants; and concurrently with such financial statements, a copy of the Borrowers’ Accountants management report and a written statement by the Borrowers’ Accountants that, in the making of the audit necessary for their report and opinion upon such financial statements they have obtained no knowledge of any Default or, if in the opinion of such accountants any such Default exists, they shall disclose in such written statement the nature and status thereof;

(b)           as soon as available to the Borrowers, but in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, a consolidated balance sheet of the Borrowers and all their Subsidiaries as of the end of, and related consolidated statements of income, retained earnings and cash flow of the Borrowers and all of their Subsidiaries for, the Fiscal Quarter then ended and portion of the Fiscal Year then ended, prepared in accordance with GAAP and certified on behalf of the Borrowers by the chief financial officer of the Parent, subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount;

(c)           as soon as available to the Borrowers, but in any event within 30 days following the end of each Fiscal Month, a restaurant by restaurant statement of revenue, cash flow and Consolidated EBITDA, for such Fiscal Month, for all restaurants owned or operated by the Borrowers or their Subsidiaries (including a statement of revenue, cash flow and Consolidated EBITDA comparing year over year performance for all restaurants operated for more than one year), prepared in accordance with GAAP and certified on behalf of the Borrowers by the chief financial officer of the Parent;

(d)           concurrently with the delivery of each financial statement pursuant to subsections (a) and (b) of this Section 6.1, a report in substantially the form of Exhibit F hereto signed on behalf of the Borrowers by the chief financial officer of the Parent;

(e)           at least fifteen (15) days prior to the first day of each Fiscal Year, the Borrowers’ projections for such Fiscal Year, prepared on a Fiscal Month basis and including consolidated balance sheets and statements of income, retained earnings and cash flows;

(f)            concurrently with their filing, true and correct copies of the Borrowers’ federal and material state income tax returns and each amendment thereto;

(g)           promptly after the receipt thereof by the Borrowers, copies of any reports (including any so-called management letters) submitted to the Borrowers by independent public accountants in connection with any annual or interim audit or review of the accounts of the Borrowers and/or their Subsidiaries made by such accountants;

(h)           promptly after the same are delivered to its equity holders or the SEC, copies of all proxy statements, financial statements and reports as the Borrowers shall send to their equity holders, or as the Borrowers may file with the SEC or any Governmental Authority at any time having jurisdiction over the Borrowers or their Subsidiaries, or, in lieu of such delivery, prompt notice after the same are made publicly available on the Internet; and

(i)            from time to time, such other financial data and information about the Borrowers, their Subsidiaries and their businesses and properties as the Administrative Agent or the Lenders may reasonably request, including, without limitation, periodic sales reports relating to restaurants and any accounts receivables information (including aging).

6.2           Conduct of Business.  (a)  The Borrowers and their Subsidiaries shall duly observe and comply in all material respects with all material contracts and with all applicable laws, regulations, decrees, orders, judgments and valid requirements of any Governmental Authorities applicable to their corporate existence, rights and franchises, to the conduct of their business and to their property and assets (including without limitation all Environmental Laws and ERISA), except in any case where the failure to observe and comply would not have a Material Adverse Effect, and shall maintain and keep in full force and effect and comply in all material respects with all licenses and permits reasonably necessary to the proper conduct of their business.

(b)           The Borrowers and their Subsidiaries shall, except as otherwise permitted by this Agreement, maintain their corporate or other entity type existence, comply with their respective charters, by-laws, operating agreements and other organizational documents, and remain or engage substantially in the same business as that in which they are now engaged and in no unrelated business.

6.3           Maintenance and Insurance.

(a)           The Borrowers and each of their Subsidiaries shall maintain (i) their properties and the Collateral in good repair, working order and condition as required for the normal conduct of their business, and (ii) all material rights, permits, licenses, approvals and privileges necessary in the conduct of its business, whether because of its ownership, lease, sublease or other operation or occupation of a property or other conduct of its business, and shall make all reasonably necessary or appropriate filings with, and give all required notices to, Governmental Authorities.

(b)           The Borrowers and each of their Subsidiaries shall at all times maintain liability, casualty and business interruption insurance on their properties (including all Collateral) with financially sound and reputable insurers in such amounts and with such coverages, endorsements, deductibles and expiration dates as the officers of the Borrowers, in the exercise of their reasonable judgment deem to be adequate, as are customary in the industry for companies of established reputation engaged in the same or similar business and owning or operating similar properties and as shall be reasonably satisfactory to the Administrative Agent.  The Administrative Agent shall be named as loss payee, additional insured and/or mortgagee under such insurance as the Administrative Agent shall reasonably require from time to time, and the Borrowers shall provide to the Administrative Agent lender’s loss payable endorsements in form and substance reasonably satisfactory to the Administrative Agent.  In addition, the Administrative Agent shall be given thirty (30) days advance notice of any cancellation of insurance.  In the event of failure to provide and maintain insurance as herein provided, the Administrative Agent may, at its option, obtain such insurance and charge the amount thereof to the Borrowers as a Revolving Credit Loan.  The Borrowers shall furnish to the Administrative Agent certificates or other evidence satisfactory to the Administrative Agent of compliance with the foregoing insurance provisions.  The Administrative Agent shall not, by the fact of approving, disapproving or accepting any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurance companies or payment of law suits, and the Borrowers hereby expressly assumes full responsibility therefor and liability, if any, thereunder.

6.4           Taxes.  Each Borrower shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or any of its Subsidiaries or their properties on or prior to the time when they become delinquent; except for any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP if no Encumbrance shall have been filed (the enforcement of which shall not have been stayed) to secure such tax, assessment or charge.

6.5           Inspection Rights; Lender Meeting.

(a)           Each Borrower shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of such Borrower or of any of its Subsidiaries (i) to inspect, copy and take extracts from their books and records, and to discuss their affairs, finances and accounts with their officers and independent public accountants, and (ii) to inspect, review, evaluate and make physical verifications and appraisals of any improvements, inventory and other Collateral in any manner that such Lender considers reasonably advisable, all at the expense of the Borrowers and all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested, but at any time or from time to time following the occurrence and during the continuation of an Event of Default.

(b)           The Borrowers will, upon the request of the Administrative Agent or Majority Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held at the Borrowers’ principal offices (or at such other location as may be agreed to by the Borrowers and Administrative Agent) at such time as may be agreed to by the Borrowers and the Administrative Agent.

6.6           Maintenance of Books and Records.  The Borrowers and each of their Subsidiaries shall keep adequate books and records of account, in which true and complete entries will be made reflecting all of their business and financial transactions, and such entries will be made in accordance with GAAP consistently applied and applicable law.

6.7           Use of Proceeds.

(a)           The Borrowers will use the proceeds of the Term Loans to finance the Acquisition, to repay all outstanding Indebtedness under the Existing Credit Agreement and to pay fees and expenses associated with the Acquisition and the other transactions contemplated hereby.  Thereafter, the remainder of the Term Loans and the Revolving Credit Loans shall be available, subject to the terms of the Loan Documents, for working capital, to finance Capital Expenditures and for other general corporate or limited liability company purposes.

(b)           No portion of any Loan shall be used for the “purpose of purchasing or carrying” any “margin stock” or “margin security” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, or otherwise in violation of such regulations.

6.8           Further Assurances.  At any time and from time to time, promptly following the written request of the Administrative Agent, the Borrowers shall, and shall cause each of their Subsidiaries to, execute and deliver such further documents and take such further action as may reasonably be requested by the Administrative Agent (a) to obtain the full benefits of this Agreement and the other Loan Documents, (b) to protect, preserve, maintain and enforce the Lenders’ rights in (and the priority of the Lenders’ lien on) any Collateral or (c) to enable the Administrative Agent and each Lender to exercise all or any of the rights, remedies and powers granted herein or in any other Loan Document.

6.9           Notification Requirements.  The Borrowers shall furnish to the Administrative Agent:

(a)           promptly upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

(b)           promptly upon becoming aware of (i) any litigation or (ii) of any investigative proceedings by a Governmental Authority commenced or threatened against the Borrowers or any of their Subsidiaries or any of the Collateral of which either has notice, the outcome of which could reasonably be expected to have a Materially Adverse Effect, written notice thereof and the action being or proposed to be taken with respect thereto; and

(c)           promptly after becoming aware of any occurrence or any condition affecting the Borrowers or any of their Subsidiaries or any of the Collateral which could reasonably be expected to have a Material Adverse Effect, written notice thereof.

6.10         ERISA Reports.

(a)           Each Plan shall comply in all material respects with ERISA and the Code, except to the extent failure to comply in any instance would not have a Material Adverse Effect on Borrowers and their Subsidiaries.

(b)           With respect to any Plan, the Borrowers shall, or shall cause their Affiliates to, furnish to the Administrative Agent promptly (i) as soon as possible and in any event within 10 days after the Borrowers or any of their ERISA Affiliates know that any ERISA Event has occurred or is expected to occur, a statement of a Responsible Officer of the Borrowers, describing such ERISA Event, including copies of any notice concerning an ERISA Event received from PBGC, a plan administrator, or from a Multiemployer Plan sponsor, and the action, if any, the Borrowers or such ERISA Affiliate proposes to take with respect thereto; and (ii) promptly after filing thereof, a copy of the annual report of each Pension Plan (Form 5500 or comparable form) required to be filed with the IRS and/or the Department of Labor.  Promptly after the adoption of any Pension Plan, the Borrowers shall notify the Administrative Agent of such adoption.

6.11         Environmental Compliance.

(a)           Each Borrower and its Subsidiaries shall comply in all material respects with all applicable Environmental Laws in all jurisdictions in which any of them operates now or in the future, and each Borrower and its Subsidiaries shall comply in all material respects with all such Environmental Laws that may in the future be applicable to such Borrower’s or any of its Subsidiaries’ business, properties and assets.

(b)           If any Borrower or any Subsidiary shall (i) receive notice that any material violation of any Environmental Law may have been committed or is about to be committed by a Borrower or any Subsidiary, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against a Borrower or any Subsidiary alleging a material violation of any Environmental Law requiring a Borrower or any Subsidiary to take any action in connection with the release of Hazardous Materials into the environment, (iii) receive any notice from a federal, state or local government agency or private party alleging that a Borrower or any Subsidiary may be liable or responsible for any material amount of costs associated with a response to or cleanup of a release of Hazardous Materials into the environment or any damages caused thereby, (iv) become aware of any investigative proceedings by a governmental agency or authority commenced or threatened against a Borrower or any Subsidiary regarding any potential material violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material or (v) notify any Governmental Authority regarding any potential material violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material by a Borrower or a Subsidiary, the Borrower shall promptly notify the Administrative Agent thereof (together with a copy of any such notice) and of any action being or proposed to be taken with respect thereto and thereafter shall continue to furnish to the Administrative Agent all further notices, demands, reports and other information regarding the foregoing.

6.12         Covenant to Guarantee Obligations and Give Security.  (a) Upon the formation or acquisition of any new direct or indirect Subsidiary by any Loan Party, the Borrowers shall, at the Borrowers’ expense:

(i)            within 10 days after such formation or acquisition, cause such Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC), and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents (each such guaranty or guaranty supplement, a “Subsidiary Guaranty”);

(ii)           within 10 days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail reasonably satisfactory to the Administrative Agent;

(iii)          within 15 days after such formation or acquisition, cause such Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) and each direct and indirect parent of such Subsidiary (if it has not already done so) to execute and deliver to the Administrative Agent a joinder to the Security Agreement and the other security agreements and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Collateral (as defined in the Pledge Agreement) in and of such Subsidiary (except that the Pledged Collateral shall be limited to 65% of the equity of such Subsidiary in the case of a CFC or a Subsidiary that is held directly or indirectly by a CFC), and other instruments of the type specified in Section 4.1(a)(iii)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Encumbrances on all such personal properties;

(iv)          deliver to the Administrative Agent, within 15 days after such formation or acquisition, Landlord Waivers, executed by each of the lessors of any of the leased real properties of such Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC), unless waived by the Administrative Agent;

(v)           within 30 days after such formation or acquisition, cause such Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever additional action (including the filing of Uniform Commercial Code financing statements and the giving of notices) as may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting

Encumbrances on the properties purported to be subject to the Security Agreement and the other security agreements and pledge agreements delivered pursuant to this Section 6.12(a), enforceable against all third parties in accordance with their terms;

(vi)          within 45 days after such formation or acquisition, cause such Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) to comply with the requirements of Sections 4.1(a)(iv), (v), (xi) and (xviii) with respect to any Fee Property held thereby; and

(vii)         within 60 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of one or more opinions, in form and substance reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (ii) and (v) above, and as to such other matters set forth on Exhibit I attached hereto as the Administrative Agent may reasonably request.

(b)           Upon the acquisition of any property by any Borrower or any Subsidiary, if such property, in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then such Borrower shall, at the Borrowers’ expense:

(i)            within 10 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

(ii)           within 15 days after such acquisition, deliver to the Administrative Agent Landlord Waivers, executed by each of the lessors of any newly acquired leased real properties, unless waived by the Administrative Agent,

(iii)          within 15 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent, a joinder to the Security Agreement and the other security agreements and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Encumbrances on all such properties,

(iv)          within 30 days after such acquisition, cause the applicable Loan Party to take whatever action (including the filing of Uniform Commercial Code financing statements and the giving of notices) may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Encumbrances on the properties purported to be subject to the Security Agreement and the other security agreements and pledge agreements delivered pursuant to this Section 6.12(b), enforceable against all third parties in accordance with their terms, and

(v)           if the acquired property is a Fee Property, within 45 days after such acquisition, cause the applicable Loan Party to comply with the requirements of Sections 4.1(a)(iv), (v), (xi) and (xviii) with respect thereto; and

(vi)          within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of one or more opinions, in form and substance reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (iii) and (iv) above and as to such other matters set forth on Exhibit I attached hereto as the Administrative Agent may reasonably request.

(c)           At any time upon request of the Administrative Agent, the Borrowers shall promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Encumbrances of, the Security Documents.

6.13         Interest Rate Protection.  The Borrowers shall obtain on or before the tenth (10) Business Day after the Closing Date, and maintain in effect at all times until the third anniversary of the Closing Date, Swap Agreements between themselves and a Swap Bank with respect to not less than fifty percent (50.00%) of the Term Loans outstanding under the Term Facility.

6.14         Cash Accounts.  As promptly as reasonably practicable after the Closing Date the Borrowers will establish and maintain, and cause each of the other Loan Parties to maintain, their primary depository and disbursement accounts and their treasury management relationships with Wells Fargo pursuant to a Secured Cash Management Agreement, except for secondary depository accounts with another commercial bank located in the United States that has entered into a deposit account control agreement in form reasonably acceptable to the Administrative Agent.

6.15         Post-Closing Deliveries.  Because of the short period of time between the issuance of the final order of the Bankruptcy Court approving the Acquisition and the date mandated by the Bankruptcy Court that the Acquisition shall close, the Borrowers represent, and the Administrative Agent acknowledges, that the Borrowers cannot deliver by the Closing Date (a) the Fee Property Security Documents and the related Title Policies, opinions of local counsel and other documents referred to in clauses (v), (xi) and (xviii) of Section 4.1(a) hereof with respect to the Fee Properties listed on Schedule 6.15 attached hereto, (b) the other items listed on Schedule 6.15 attached hereto and (c) any other documents, instruments or deliveries reasonably requested by the Administrative Agent in connection with the foregoing.  Accordingly, the Borrowers covenant and agree that they shall deliver such Fee Property Security Documents and related Title Policies, legal opinions and other documents and other items on or before the date specified on Schedule 6.15.

SECTION VII

FINANCIAL COVENANTS

The Borrowers covenant that so long as any Loan, Letter of Credit or other Obligation (other than contingent indemnification obligations) remains outstanding or the Lenders or the LC Issuer have any obligation to make any Loan or issue any Letter of Credit hereunder:

7.1           Total Lease Adjusted Leverage Ratio.  The Borrowers will not permit the Total Lease Adjusted Leverage Ratio (a) as of the end of Fiscal Year 2009 (taken as a single fiscal period) to be greater than 5.00:1.00, and (b) as of the end of each Measurement Period ending at the end of each Fiscal Quarter ending thereafter to be greater than 5.00:1.00.

7.2           Consolidated Pre-Distribution Fixed Charge Coverage Ratio.

(a)           The Borrowers will not permit the Consolidated Pre-Distribution Fixed Charge Coverage Ratio as of the end of any period specified below to be less than the ratio set forth below opposite each such period:

Period	Minimum Consolidated Fixed Pre-Distribution Charge Coverage Ratio

1st Fiscal Quarter 2009	1.20:1.00
1st and 2nd Fiscal Quarters 2009 (taken as a single period)	1.20:1.00
1st, 2nd and 3rd Fiscal Quarters 2009 (taken as a single period)	1.20:1.00
Fiscal Year 2009 (taken as a single period)	1.20:1.00

(b)           The Borrowers will not permit the Consolidated Pre-Distribution Fixed Charge Coverage Ratio to be less than 1.20:1.00 for each Measurement Period ending at the end of each Fiscal Quarter in the Fiscal Year 2010 and in each Fiscal Year thereafter.

7.3           Consolidated Post-Distribution Fixed Charge Coverage Ratio.

(a)           The Borrowers will not permit the Consolidated Post-Distribution Fixed Charge Coverage Ratio as of the end of any period specified below to be less than the ratio set forth below opposite each such period:

Period	Minimum Consolidated Fixed Post-Distribution Charge Coverage Ratio

1st Fiscal Quarter 2009	1.05:1.00
1st and 2nd Fiscal Quarters 2009 (taken as a single period)	0.90:1.00
1st, 2nd and 3rd Fiscal Quarters 2009 (taken as a single period)	0.95:1.00
Fiscal Year 2009 (taken as a single period)	1.00:1.00

(b)           The Borrowers will not permit the Consolidated Post-Distribution Fixed Charge Coverage Ratio to be less than 1.05:1.00 for each Measurement Period ending at the end of each Fiscal Quarter in Fiscal Year 2010 and in each Fiscal Year thereafter.

7.4           Consolidated EBITDA.  The Borrowers will not permit the Consolidated EBITDA for each Fiscal Quarter (taken as a separate fiscal period) ending during Fiscal Year 2009 to be less than the amount set forth below opposite each such Fiscal Quarter:

Fiscal Quarter	Minimum Consolidated EBITDA

Q1 2009	$2,300,000
Q2 2009	$1,750,000
Q3 2009	$1,300,000
Q4 2009	$1,400,000

7.5           Growth Capital Expenditures.  The Borrowers and their Subsidiaries will not make or commit to make (by entering into a lease or other agreement) any Growth Capital Expenditures during any Fiscal Year in excess of $2,000,000 in the aggregate.

SECTION VIII

NEGATIVE COVENANTS

The Borrowers covenant that so long as any Loan, Letter of Credit or other Obligation, remains outstanding or the Lenders or the LC Issuer have any obligation to make any Loan or to issue any Letter of Credit hereunder:

8.1           Indebtedness.  Neither of the Borrowers nor any of their Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than the following:

(a)           Obligations;

(b)           Indebtedness for taxes, assessments or governmental charges to the extent that payment therefor shall at the time not be required to be made in accordance with Section 6.4;

(c)           current liabilities on open account for the purchase price of services, materials and supplies incurred by the Borrowers in the ordinary course of business (not as a result of borrowing), so long as all of such open account current liabilities shall be promptly paid and discharged when due or in conformity with customary trade terms and practices, except for any such open account Indebtedness which is being contested in good faith by the Borrowers, as to which adequate reserves required by GAAP have been established and are being maintained and as to which no Encumbrance has been placed on any property of the Borrowers or any of their Subsidiaries (other than Permitted Encumbrances);

(d)           Guarantees permitted under Section 8.1(h) hereof;

(e)           Indebtedness of the Borrowers existing on the date of this Agreement and set forth on Schedule 8.1(e);

(f)            Indebtedness of any Borrower or Subsidiary to another Borrower or Subsidiary;

(g)           Subordinated Debt;

(h)           Indebtedness (of a type of described in subclauses (a), (d), (e), (f) or (h) of the term Indebtedness but not otherwise included in clauses (a) through (g) of this Section 8.1) incurred hereafter in the ordinary course of business; provided that such Indebtedness does not exceed $250,000 in the aggregate at any time outstanding; and

(i)            Indebtedness of Parent consisting of declared, but unpaid, dividends on its common stock, or authorized repurchases of its common stock, to the extent permitted under Section 8.6(d).

8.2           Contingent Liabilities.  Neither of the Borrowers nor any of their Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Guarantees other than (i) Subsidiary Guarantees and (ii) Guarantees resulting from the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

8.3           Encumbrances.  Neither of the Borrowers nor any of their Subsidiaries shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance of any kind, including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets (“Encumbrances”), or assign or otherwise convey any right to receive income, including the sale or discount of accounts receivable with or without recourse, except the following (“Permitted Encumbrances”):

(a)           Encumbrances created under the Security Documents;

(b)           liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 6.4;

(c)           landlords’ and lessors’ liens in respect of rent not in default; liens in respect of pledges or deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics’, warehouseman’s, laborers’ and materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent for more than 30 days or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and liens securing statutory obligations or surety, indemnity, performance, or other similar bonds incidental to the conduct of the Borrowers’ or any of their Subsidiaries’ business in the ordinary course and that do not in the aggregate materially detract from the value of their property or materially impair the use thereof in the operation of their business;

(d)           judgment liens securing judgments that (i) are fully covered by insurance, and (ii) shall not have been in existence for a period longer than 45 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 10 days after the expiration of such stay;

(e)           rights of lessors under Capitalized Leases, to the extent such Capitalized Leases are permitted hereunder;

(f)            easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of the Borrowers’ business;

(g)           Encumbrances constituting a renewal, extension or replacement of any Permitted Encumbrance if otherwise permitted hereby and not in conflict with the terms hereof; and

(h)           Encumbrances existing on the date of this Agreement and set forth on Schedule 8.3(h).

8.4           Merger; Dispositions; Liquidation.

(a)           The Borrowers shall not, and shall not permit any Subsidiary to, merge or consolidate into or with any other Person or entity or liquidate or dissolve, other than a merger of a Subsidiary into another Subsidiary or into a Borrower (or a liquidation of a Subsidiary into another Subsidiary or into a Borrower under Section 332 of the Code), provided that both immediately before and immediately after any such merger, no Default shall have occurred and be continuing.

(b)           The Borrowers shall not, and shall not permit any Subsidiary to, Dispose of any assets or properties, except for sales of Qualified Investments, inventory and obsolete or worn out furniture, fixtures and equipment, in each case in the ordinary course of business and consistent with past practices.

8.5           Subsidiaries.  The Borrowers shall not permit any of their Subsidiaries to issue any additional shares of their capital stock or other equity securities, any options therefor or any securities convertible thereto other than to Borrowers or any of their Subsidiaries.  Neither of the Borrowers nor any of their Subsidiaries shall sell, transfer or otherwise dispose of any of the capital stock or other equity securities of a Subsidiary, except to Borrowers or any of their Subsidiaries.  The Borrowers shall not, and shall not permit any of their Subsidiaries to, create or suffer to exist any consensual Encumbrances or restrictions on the ability of any Subsidiary to pay dividends or make any other distributions on its equity interests held by the Borrowers or pay any Indebtedness owed to the Borrowers or any Subsidiary of the Borrowers or to make loans or advances or transfer any of its assets to the Borrowers or any other Subsidiary of the Borrowers.

8.6           Restricted Payments.  The Borrowers will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except

(a)           Parent may declare and pay dividends in common stock to its equity holders;

(b)           Parent may declare and pay dividends on the Parent’s common stock in cash to its equity holders or purchase its common stock from its equity holders, provided that the total amount of such dividends and the amount paid in connection with such purchases shall not exceed $1,900,000 in any Fiscal Year, provided, further, that (i) both at the time any such cash dividend is declared and paid and any such purchase is authorized and made, and after giving effect to the payment in connection therewith, no Default shall have occurred and be continuing and (ii) ten Business Days prior to any such payment the Administrative Agent shall have received a certificate of a Responsible Officer of Parent certifying on a pro forma basis that the conditions set forth in clause (i) have been satisfied with respect to such payment;

(c)           Subsidiaries of the Borrowers may declare and pay dividends to the Borrowers;

(d)           compensation, expense reimbursements and perquisites paid to employees, officers and directors in the ordinary course of business and consistent with past practices; and

(e)           payments with respect to Junior Subordinated Debt to the extent permitted under Section 8.11 below.

8.7           Investments; Purchases of Assets.  Neither of the Borrowers nor any of their Subsidiaries shall make or maintain any Investments or purchase or otherwise acquire any material amount of assets other than:

(a)           Investments existing on the date hereof in Subsidiaries as described on Schedule 5.8(e);

(b)           Qualified Investments;

(c)           purchases of inventory in the ordinary course of business;

(d)           normal trade credit extended in the ordinary course of business and consistent with past practice; and

(e)           Indebtedness permitted by Section 8.1(f).

8.8           ERISA Compliance.  Neither of the Borrowerss nor any of their ERISA Affiliates nor any Plan shall (i) engage in any Prohibited Acquisition which would have a Material Adverse Effect on the Borrowers and their Subsidiaries, (ii) incur any “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code and Section 302 of ERISA) whether or not waived, (iii) permit to exist any material amount of “unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA, (iv) terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of the Borrowers or any of its Subsidiaries, (v) fail to make any required contribution to any Multiemployer Plan or (vi) completely or partially withdraw from a Multiemployer Plan if such complete or partial withdrawal will result in any material withdrawal liability under Title IV of ERISA.

8.9           Transactions with Affiliates.  The Borrowers will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into any purchase, sale, lease or other transaction with any Affiliate except (i) transactions in the ordinary course of business on terms that are no less favorable to the Borrowers or their Subsidiaries than those which might be obtained at the time in a comparable arm’s-length transaction with any Person who is not an Affiliate, (ii) transactions between or among the Borrowers and their Subsidiaries or between Subsidiaries, and (iii) employment contracts with senior management of the Borrowers entered into in the ordinary course of business and consistent with past practices.  Notwithstanding the foregoing, the Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, pay any management, consulting, overhead, indemnity, guarantee or other similar fee or charge to any Affiliate (other than a Borrower).

8.10         Fiscal Year.  The Borrowers and their Subsidiaries shall not change their Fiscal Year without the prior written consent of the Administrative Agent, which will not be unreasonably withheld.

8.11         Payments on Junior Subordinated Debt.  The Borrowers shall not make any payment or prepayment of principal of or interest on, or any other payment in respect of, the Junior Subordinated Debt, except to the extent permitted by the Subordination Agreement.

SECTION IX

DEFAULTS

9.1           Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any LC Disbursement or deposit any funds as cash collateral in respect of the Maximum Drawing Amount, or (ii) pay within three (3) Business Days after the same becomes due, any interest on any Loan or on any LC Disbursement, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  (i) The Borrowers fail to perform or observe any term, covenant or agreement contained in any of Sections 6.1(a), (b), (c), (d), (h) or (i), Sections 6.2(b), 6.3, 6.5, 6.6, 6.7, 6.8, 6.9, 6.12, 6.13 or 6.14 or Section VII or VIII, (ii) any of the

Subsidiary Guarantors fails to perform or observe any term, covenant or agreement contained in any Subsidiary Guaranty, (iii) any of the Loan Parties which is a party to the Security Agreement fails to perform or observe any term, covenant or agreement contained in Sections 3 or 4 of the Security Agreement, (iv) any of the Loan Parties which is a party to the Pledge Agreement fails to perform or observe any term, covenant or agreement contained in Sections 4, 6 or 7 of the Pledge Agreement or (v) any of the Loan Parties which is a party to a Fee Property Security Agreement that is a mortgage or deed of trust fails to observe any prohibition on assignments of Rents (as defined therein) contained therein; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.1(a) or 9.1(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading when made or deemed made; or

(e)           Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee of more than $500,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) the Borrowers or any Loan Party shall fail to pay when due (after any applicable period of grace) any amount payable under one or more agreements for the use of real or personal property requiring aggregate payments in excess of $25,000 in any twelve month period, or fail to observe or perform any term, covenant or agreement or relating to such agreement(s) for the use of real or personal property, and the result of any such failure is to permit any other party to such agreement(s) to exercise remedies under or terminate such agreement(s) prior to the expiration date thereof; or (iii) there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) under such Swap Agreement as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined).

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any bankruptcy, insolvency, reorganization, receivership or other debtor relief law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 45 calendar days; or any proceeding under any bankruptcy, insolvency, reorganization, receivership or other debtor relief law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 45 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $250,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days while such judgment shall not have been discharged during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC; or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(j)            Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            Security Documents.  Any Security Document after delivery thereof pursuant to Section 4.1 or 6.12 shall for any reason (other than pursuant to the terms thereof or solely as a result of action or inaction of the secured party thereunder) cease to create a valid and perfected first priority Encumbrance (subject to Permitted Encumbrances) on the Collateral purported to be covered thereby; or

(m)          Subordination.  (i) The subordination provisions of the Subordination Agreement (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Subordinated Debt; or (ii) the Borrowers or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuer or (C) that all payments of principal of or premium and interest on the Subordinated Debt, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

9.2           Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may, or at the request of the Majority Lenders shall, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the LC Issuer to issue or extend any Letter of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)           require that the Borrowers Cash Collateralize the Maximum Drawing Amount; and

(d)           exercise on behalf of itself, the Lenders and the LC Issuer all rights and remedies available to it, the Lenders and the LC Issuer under any of the Loan Documents and at law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the LC Issuer to issue or extend any Letter of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the Maximum Drawing Amount as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.3           Application of Funds.  After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable and the Maximum

Drawing Amount has automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.2), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent ) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the LC Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuer, including fees and time charges for attorneys who may be employees of any Lender or the LC Issuer) and amounts payable under Sections 2.10, 2.12, 2.13, 2.14 and 2.15, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, LC Disbursements and other Obligations, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, LC Disbursements and amounts owing under Eligible Swap Agreements, ratably among the Lenders, the LC Issuer and the Swap Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the LC Issuer, to Cash Collateralize the Maximum Drawing Amount;

Sixth , to payment of that portion of the Obligations constituting unpaid amounts owing under Secured Cash Management Agreements, ratably among the Cash Management Banks in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 3.2, amounts used to Cash Collateralize the Maximum Drawing Amount pursuant to clause Fifth above shall be applied to satisfy drawings under the then outstanding Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

9.4           Remedies Cumulative.  No remedy conferred upon the Administrative Agent, the LC Issuer and the Lenders in the Loan Documents is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be an addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or by any other provision of law.  Without limiting the generality of the foregoing or of any of the terms and provisions of any of the Security Documents, if and when the Administrative Agent exercises remedies under the Security Documents with respect to Collateral, the Administrative Agent may, in its sole discretion, determine which items and types of Collateral to dispose of and in what order and may dispose of Collateral in any order the Administrative Agent shall select in its sole discretion, and the Borrowers consent to the foregoing and waive all rights of marshalling with respect to all Collateral.

SECTION X

ASSIGNMENT AND PARTICIPATION

10.1         Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.1(b), (ii) by way of participation in accordance with the provisions of Section 10.1(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.1(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.1(b), participations in the Maximum Drawing Amount) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in Section 10.1(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $2,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by Section 10.1(b)(i)(B) and, in addition:

(A)          the consent of the Borrowers (such consent not to be unreasonably withheld or delayed unless the assignment is to an entity in the same business as a Borrower that is a direct competitor of such Borrower, in which event the consent may be withheld in the sole discretion of Borrowers) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)           the consent of the LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and the

assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Borrowers.  No such assignment shall be made to any Borrower or any of the Borrowers’ Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)         Assignment Fees.  An assignment fee of $3,500 shall be charged to the assigning Lender with respect to each assignment, except with respect to an assignment to an Affiliate of the assigning Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.1(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.12, 2.13, 2.15 and 12.2 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrowers (at their expense) shall execute and deliver Notes to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.1(d).

Notwithstanding anything to the contrary in this Section 10.1(b), each Lender will also have the right, without consent of the Borrowers or the Administrative Agent, to assign as security all or part of its rights under the Loan Documents to any Federal Reserve Bank.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Participations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s Letter of Credit Participations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.7(b) that affects such Participant.  Subject to Section 10.1(e), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.12, 2.13, 2.15 and 12.2 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.1(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.5 as though it were a Lender, provided such Participant agrees to be subject to Section 2.9(d) as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.2         Replacement of Lenders.  If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.1(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and its Applicable Percentage of all unpaid LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           in the case of any such assignment required by the Borrowers pursuant to the penultimate sentence of Section 12.7, the assignee shall have agreed in writing to consent to the proposed amendment, waiver, consent or release, as the case may be, that the assigning Lender has not consented to; and

(e)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION XI

THE ADMINISTRATIVE AGENT

11.1         Appointment of Administrative Agent.  Each Lender and the LC Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents and to execute the Loan Documents (other than this Agreement) and all other instruments relating thereto.  Each Lender and the LC Issuer irrevocably authorizes the Administrative Agent to take such action on behalf of each of the Lenders and the LC Issuer and to exercise all such powers as are expressly delegated to the Administrative Agent hereunder and in the other Loan Documents and all related documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent shall also act as the “Agent” or “Administrative Agent” under the Security Documents, and each of the Lenders (in its capacities as a Lender, Swap Bank and potential Cash Management Bank)

and the LC Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the LC Issuer for purposes of acquiring, holding and enforcing any and all Encumbrances on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “Agent” or “Administrative Agent” under the Security Documents, and any sub-agent appointed by it, shall be entitled to the benefits of all provisions of this Section XI as if set forth in full herein with respect thereto.  The Administrative Agent may, and the Borrowers hereby authorizes the Administrative Agent to, include references to the Borrowers and their Subsidiaries, and utilize any logo or other distinctive symbol associated with the Borrowers or any of its Subsidiaries, in connection with any advertising, promotion or marketing undertaken by the Administrative Agent.

11.2         Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.7)), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary thereof that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.7) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, (E) the satisfaction of any condition set forth in Section IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (F) the existence, value, collectibility or adequacy of the Collateral or any part thereof or the validity, effectiveness, perfection or relative priority of the liens and security interests of the Lenders and the LC Issuer therein, or (G) the filing, recording, refiling, continuing or re-recording of any financing statement or other document or instrument evidencing or relating to the security interests or liens of the Lenders and the LC Issuer in the Collateral.

11.3         Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

11.4         Actions by Administrative Agent.

(a)           The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement as it reasonably deems appropriate unless it shall first have received such advice or concurrence of the Lenders and shall be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any of the Loan Documents in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes.

(b)           Whether or not an Event of Default shall have occurred, the Administrative Agent may from time to time exercise such rights of the Administrative Agent, the LC Issuer and the Lenders under the Loan Documents as it determines may be necessary or desirable to protect the Collateral and the interests of the Administrative Agent, the LC Issuer and the Lenders therein and under the Loan Documents.

11.5         Reliance by Administrative Agent.   The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.6         Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

11.7         Indemnification.  Without limiting the obligations of the Borrowers hereunder or under any other Loan Document, the Lenders agree to indemnify the Administrative Agent and the LC Issuer, ratably in accordance with their Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent or the LC Issuer in any way relating to or arising out of this Agreement or any other Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that no Lender shall be liable for any of the foregoing to the extent it results from the gross negligence or willful misconduct of the Administrative Agent or the LC Issuer, as the case may be.

11.8         Reimbursement.  Without limiting the provisions of Section 11.7, the Lenders, the LC Issuer and the Administrative Agent hereby agree that the Administrative Agent shall not be obliged to make available to any Person any sum which the Administrative Agent is expecting to receive for the account of that Person until the Administrative Agent has determined that it has received that sum.  The Administrative Agent may, however, disburse funds prior to determining that the sums which the Administrative Agent expects to receive have been finally and unconditionally paid to the Administrative Agent if the Administrative Agent wishes to do so.  If and to the extent that the Administrative Agent does disburse funds and it later becomes apparent that the Administrative Agent did not then receive a payment in an amount equal to the sum paid out, then any Person to whom the Administrative Agent made the funds available shall, on demand from the Administrative Agent, refund to the Administrative Agent the sum paid to that Person.  If the Administrative Agent in good faith reasonably concludes that the distribution of any amount received by it in such capacity hereunder or under the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

11.9         Non-Reliance on Administrative Agent and New Lenders.  Each Lender represents that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Borrowers and decision to enter into this Agreement and the other Loan Documents and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decision in taking or not taking action under this Agreement or any other Loan Document.    Unless any Lender shall promptly object to any action taken by the Administrative Agent hereunder (other than actions to which the provisions of Section 12.7(b) are applicable and other than actions which constitute gross negligence or willful misconduct by the Administrative Agent), such Lender shall conclusively be presumed to have approved the same.

11.10       Resignation of Administrative Agent.  The Administrative Agent may resign at any time by giving 30 days prior written notice thereof to the Lenders and the Borrowers.  Upon any such resignation, the Lenders shall have the right to appoint a successor Administrative Agent which shall be reasonably acceptable to the Borrowers (whose consent shall not be unreasonably withheld or delayed) and shall be a financial institution having a combined capital and surplus in excess of $150,000,000.  If no successor Administrative Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be reasonably acceptable to the Borrowers (whose consent shall not be unreasonably withheld or delayed) and shall be a Lender or other financial institution having a combined capital and surplus in excess of $150,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation, the provisions of this Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

11.11       No Other Duties, etc.  Anything herein to the contrary notwithstanding, neither the Lead Arranger nor the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the LC issuer hereunder.

SECTION XII

GENERAL

12.1         Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail to be sent by certified or registered mail with postage prepaid and properly addressed; provided that notices to the Administrative Agent and the LC Issuer shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as set forth on Schedule 12.1 hereof or

(subject to said Schedule) in its Administrative Questionnaire or (i) as to the Borrowers and the Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to the Administrative Agent.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to such parties hereunder by electronic communications pursuant to procedures approved by such parties, provided that approval of such procedures may be limited to particular notices or communications.

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

Notwithstanding the foregoing, the Borrowers agree that the Administrative Agent may make any material delivered by the Borrowers to the Administrative Agent, as well as any amendments, waivers, consents and other written information, documents, instruments and other materials relating to the Borrowers, any of their Subsidiaries, or any other materials or matters relating to the Loan Documents or any of the transactions contemplated hereby that the Administrative Agent is required or authorized pursuant to the terms hereof or of any Loan Document to provide to the Lenders (collectively, the “Communications”) available to the Lenders by posting such notices on a Platform.  THE BORROWERS ACKNOWLEDGE THAT (A) THE DISTRIBUTION OF MATERIAL THROUGH AN ELECTRONIC MEDIUM IS NOT NECESSARILY SECURE AND THAT THERE ARE CONFIDENTIALITY AND OTHER RISKS ASSOCIATED WITH SUCH DISTRIBUTION, (B) A PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE” AND (C) NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES WARRANTS THE ACCURACY, COMPLETENESS, TIMELINESS, SUFFICIENCY, OR SEQUENCING OF THE COMMUNICATIONS POSTED ON A PLATFORM.  THE ADMINISTRATIVE AGENT AND ITS AFFILIATES EXPRESSLY DISCLAIM WITH RESPECT TO A PLATFORM ANY LIABILITY FOR ERRORS IN TRANSMISSION, INCORRECT OR INCOMPLETE DOWNLOADING, DELAYS IN POSTING OR DELIVERY, OR PROBLEMS ACCESSING THE COMMUNICATIONS POSTED ON SUCH PLATFORM AND ANY LIABILITY FOR ANY LOSSES, COSTS, EXPENSES OR LIABILITIES THAT MAY BE SUFFERED OR INCURRED IN CONNECTION WITH SUCH PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH ANY PLATFORM.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that any Communication has been posted to a Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.  Each Lender agrees (1) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (2) that any notice may be sent to such e-mail address.

12.2         Expenses.  Whether or not the transactions contemplated herein shall be consummated, the Borrowers, jointly and severally, promise to reimburse the Administrative Agent, the LC Issuer and the Lenders for all reasonable out-of-pocket fees and disbursements (including all reasonable attorneys’ fees and collateral evaluation costs) incurred or expended in connection with the preparation, filing or recording, or interpretation of this Agreement and the other Loan Documents, or any amendment, modification, approval, consent or waiver hereof or thereof, or in connection with the enforcement of any Obligations or the satisfaction of any indebtedness of the Borrowers hereunder or thereunder, or in connection with any litigation, proceeding or dispute in any way related to the credit hereunder, the Obligations, the Loan Documents or the Collateral, including, without limitation, reasonable fees and disbursements of the outside counsel and the allocated costs of in-house legal counsel of the Administrative Agent; accounting, consulting, appraisal, brokerage or other similar professional fees or expenses; any fees or expenses (including the Administrative Agent’s per diem charges) relating to any inspections, appraisals or examinations conducted in connection with the Loans or any Collateral; and all costs and expenses relating to any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon any Collateral.  The amount of all such costs, charges and expenses shall, until paid, bear interest at the rate applicable to Base Rate Loans and shall be an Obligation secured by the Collateral.  The Borrowers will pay any taxes (including any interest and penalties in respect thereof), other than the Lenders’ federal and state income taxes and other Excluded Taxes, payable on or with respect to the transactions contemplated by the Loan Documents (the Borrowers, jointly and severally, hereby agreeing, to indemnify the Administrative Agent, the LC Issuer and the Lenders with respect thereto).

12.3         Indemnification.  The Borrowers, jointly and severally, agree to indemnify and hold harmless the Administrative Agent, the LC Issuer and the Lenders, as well as their respective shareholders, directors, offices, agents, attorneys, subsidiaries and Affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions or causes of action, whether statutorily created or under the common law, all reasonable costs and expenses (including, without limitation, reasonable fees and disbursements of attorneys, engineers and consultants) and all other liabilities whatsoever (including, without limitation, liabilities under Environmental Laws) which shall at any time or times be incurred, suffered, sustained or required to be paid by any such indemnified Person (except any of the foregoing which result from the gross negligence or willful misconduct of the indemnified Person) on account of or in relation to or any way in connection with any of the arrangements or transactions contemplated by, associated with or ancillary to this Agreement, the other Loan Documents or any other documents executed or delivered in connection herewith or therewith, all as the same may be amended from time to time, or with respect to any Letters of Credit, whether or not all or part of the transactions contemplated by, associated with or ancillary to this Agreement, any of the Loan Documents or any such other documents are ultimately consummated.  In any investigation, proceeding or litigation, or the preparation therefor, the Administrative Agent and the Lenders shall select their own counsel and, in addition to the foregoing indemnity, the Borrowers shall pay promptly the reasonable fees and expenses of such counsel.  In the event of the commencement of any such proceeding or litigation, the Borrowers shall be entitled to participate in such proceeding or litigation with counsel of their choice at their own expense, provided that such counsel shall be reasonably satisfactory to the Administrative Agent.  The Borrowers authorize the Administrative Agent, the LC Issuer and the Lenders to charge any deposit account or Note Record which it may maintain with any of them for any of the foregoing.  The covenants of this Section 12.3 shall survive payment or satisfaction of payment of all amounts owing with respect to the Notes, any other Loan Document or any other Obligation.

12.4         Survival of Covenants, Etc.  All covenants, agreements, representations and warranties made herein, in the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrowers pursuant hereto shall be deemed to have been relied upon by the Administrative Agent, the LC Issuer and the Lenders, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of the Loans as herein contemplated, and shall continue in full force and effect so long as any Obligation remains outstanding and unpaid or any Lender has any obligation to make any Loans hereunder or the LC Issuer has any obligation to issue any Letter of Credit.  All statements contained in any certificate or other writing delivered by or on behalf of the Borrowers pursuant hereto or in connection with the transactions contemplated hereby shall constitute joint and several representations and warranties by the Borrowers hereunder.

12.5         Set-Off.  If a Default shall have occurred and be continuing, each Lender, the LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law and regardless of the adequacy of any Collateral or other means of obtaining repayment of the Obligations, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the LC Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the LC Issuer, irrespective of whether or not such Lender or the LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the LC Issuer or their respective Affiliates may have.  Each Lender and the LC Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.6         No Waivers.  No failure or delay by the Administrative Agent, the LC Issuer or any Lender in exercising any right, power or privilege hereunder, under the Notes or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver shall extend to or affect any Obligation not expressly waived or impair any right consequent thereon.  No course of dealing or omission on the part of the Administrative Agent, the LC Issuer or the Lenders in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances, except as otherwise specifically provided in the Loan Documents.  The rights and remedies herein and in the Notes and the other Loan Documents are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

12.7         Amendments, Waivers, etc.

(a)           Neither this Agreement nor the Notes nor any other Loan Document nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Administrative Agent on behalf of the Lenders and, with respect to Letters of Credit, the LC Issuer or, as the case may be, by the Lenders and, with respect to Letters of Credit, the LC Issuer and also, in the case of amendments, by the Borrowers.

(b)           Except where this Agreement or any of the other Loan Documents authorizes or permits the Administrative Agent to act alone and except as otherwise expressly provided in this Section 12.7(b), any action to be taken (including the giving of notice) by the Lenders may be taken, and any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement, any other Loan Document or any other instrument, document or agreement related to this Agreement or the other Loan Documents or mentioned therein may be amended, and the performance or observance by the Borrowers or any other Person of any of the terms thereof and any Default or Event of Default (as defined in any of the above-referenced documents or instruments) may be waived (either generally or in a particular instance and either retroactively or prospectively), in each case only with the written consent of the Majority Lenders; provided, however, that no such amendment, consent or waiver shall

(i)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) without the written consent of such Lender;

(ii)           postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments under subparagraphs (ii) through (v) of Section 2.8(b)) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(iii)          reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iii) of the second proviso to this Section 12.7(b)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Majority Lenders shall be necessary (x) to amend the provisions of Section 2.5(c) or to waive any obligation of the Borrowers to pay interest or fees in respect of Letters of Credit at the rate provided in said Section therein following the occurrence of an Event of Default or (y) to amend Section VII hereof (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(iv)          change (x) Section 2.9(d) or 9.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (y) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.1(e) and 2.9(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (A) if such Facility is the Term Facility, the Majority Term Lenders and (B) if such Facility is the Revolving Credit Facility, the Majority Revolving Credit Lenders;

(v)           change (x) any provision of this Section 12.7 or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (y) of this subparagraph (v)), without the written consent of each Lender or (y) the definition of “Majority Revolving Credit Lenders,” or “Majority Term Lenders,” without the written consent of each Lender under the applicable Facility;

(vi)          release any Subsidiary Guaranty or any portion of the value of any Subsidiary Guaranty, without the written consent of each Lender;

(vii)         impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (x) if such Facility is the Term Facility, the Majority Term Lenders, and (y) if such Facility is the Revolving Credit Facility, the Majority Revolving Credit Lenders; or

(viii)        foreclose on any real property Collateral without first obtaining reasonable and customary environmental studies and reports regarding such Collateral, without the consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the LC Issuer in addition to the Lenders required above, affect the rights or duties of the LC Issuer under this Agreement or any Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Majority Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 10.2; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

12.8         Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the LC Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the LC Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the LC Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

12.9         Lost Note, Etc.  Upon receipt of an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of any Note or any Security Document which is not a public record and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or Security Document, if available, the Borrowers will issue, in lieu thereof, a replacement Note or other Security Document in the same principal amount thereof and otherwise of like tenor.

12.10       Captions; Counterparts.  The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.  This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

12.11       Entire Agreement, Etc.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements with respect to the subject matter hereof, except for the letter agreement dated January 3, 2008 between the Parent and the Administrative Agent with respect to certain fees payable to the Administrative Agent and other parties identified therein (as amended from time to time, the “Fee Letter”), which Fee Letter shall continue in full force and effect and shall not be superseded by any of the Loan Documents.

12.12       Waiver of Jury Trial.  THE BORROWERS AND EACH OF THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATION AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OR ENFORCEMENT OF THE LOANS AND THE LOAN DOCUMENTS, AND AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

EXCEPT AS PROHIBITED BY LAW, THE BORROWERS AND EACH OF THE LENDERS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

THE BORROWERS (a) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (b) ACKNOWLEDGE THAT THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH EACH IS A PARTY BECAUSE OF, AMONG OTHER THINGS, THE BORROWERS’ WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

12.13       Governing Law.  This Agreement and each of the other Loan Documents are contracts under the laws of the State of New York and shall for all purposes be construed in accordance with and governed by the laws of said State (excluding the laws applicable to conflicts or choice of law).

12.14       Jurisdiction; Consent to Service of Process.  (a) The Borrowers hereby irrevocably and unconditionally submit, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final, non-appealed judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Borrowers, the Administrative Agent, the LC Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any other party hereto or their properties in the courts of any jurisdiction.

(b)           The Borrowers hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.1.  Nothing in this Agreement or any other Loan

Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

12.15       USA PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act (as defined below) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.

12.16       Severability.  The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement under seal as of the date first above written.

STAR BUFFET, INC.

By:	/s/ Ron Dowdy
Name: Ron Dowdy
Title: Secretary

STAR BUFFET MANAGEMENT, INC.

By:	/s/ Ron Dowdy
Name: Ron Dowdy
Title: Secretary

SUMMIT FAMILY RESTAURANTS, INC.

By:	/s/ Ron Dowdy
Name: Ron Dowdy
Title: Secretary

HTB RESTAURANTS, INC.

By:	/s/ Ron Dowdy
Name: Ron Dowdy
Title: Secretary

NORTHSTAR BUFFET, INC.

By:	/s/ Ron Dowdy
Name: Ron Dowdy
Title:Secretary

WELLS FARGO BANK, N.A., individually and as Administrative Agent, LC Issuer, Lead Arranger and Syndication Agent

By:	/s/ J. Nicholas Cole
Name: J. Nicholas Cole
Title: Managing Director

Schedule 1

Commitments and Applicable Percentages

Lender	Revolving Credit Commitment	Applicable Percentage	Term Commitment	Applicable Percentage	Total Commitment	Total Percentage
Wells Fargo Bank, N.A.	$2,000,000	100%	$7,000,000	100%	$9,000,000	100%

Total:	$2,000,000	100%	$7,000,000	100%	$9,000,000	100%

AGREEMENT AND

AMENDMENT NO. 1 TO CREDIT AGREEMENT

THIS AGREEMENT AND AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”) is entered into as of February 29, 2008, by and among STAR BUFFET, INC., STAR BUFFET MANAGEMENT, INC., SUMMIT FAMILY RESTAURANTS, INC., HTB RESTAURANTS, INC., NORTHSTAR BUFFET, INC. and STARLITE HOLDINGS, INC. (“Starlite”), each a Delaware corporation (each individually, a “Borrower”, and collectively, the “Borrowers”), and WELLS FARGO BANK, N.A., a national banking association (“Wells Fargo”).

WITNESSETH:

WHEREAS, the Borrowers (other than Starlite) and Wells Fargo are parties to a certain Credit Agreement, dated as of January 31, 2008 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”; terms defined in the Credit Agreement are used herein with the same meanings); and

WHEREAS, Starlite wishes to become a party to the Credit Agreement as a “Borrower”, and the Borrowers and the Administrative Agent wish to amend the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.               Starlite Holdings, Inc.  Starlite and the other parties hereto agree that Starlite as of the date hereof shall become a party to the Credit Agreement as a “Borrower”, and that accordingly the definitions of “Borrower” and “Borrowers” are hereby amended to include Starlite.

Section 2.               Amendments.  Effective as of the date hereof, the Credit Agreement is hereby amended as follows:

(a)          The definition of “Total Term Loan Commitment” in Section 1.1 of the Credit Agreement is amended in full to read as follows:

“Total Term Loan Commitment.  The sum of the Term Loan Commitments of the Term Lenders as in effect from time to time, which as of February 29, 2008 shall be $8,000,000.”

(b)         Section 2.7(a) of the Credit Agreement is amended in full to read as follows:

“Term Loans.  The Borrowers shall repay the principal amount of the Term Loans in equal quarterly installments of $175,000 for the first six full calendar quarters after the Closing Date and in equal quarterly installments of $225,000 for the next nine full calendar quarters, payable on each Payment Date commencing April 1, 2008, and the aggregate principal amount of all Term Loans outstanding on the Maturity Date shall be paid on such date.”

(c)          Section 6.13 of the Credit Agreement is amended in full to read as follows:

“Interest Rate Protection.  The Borrowers shall obtain on or before March 13, 2008, and maintain in effect at all times until the third anniversary of the Closing Date, Swap Agreements between themselves and a Swap Bank with respect to not less than fifty percent (50.00%) of the Term Loans outstanding under the Term Facility.”

(d)         The schedules to the Credit Agreement and, to the extent applicable, the other Loan Documents are hereby amended and restated in the forms attached hereto as Exhibit A.

Section 3.               Loan Documents.  In addition to Starlite becoming a Borrower under the Credit Agreement pursuant to Section 1 above, by its execution hereof, Starlite agrees to become a party to and bound by, and each of the other parties hereto hereby agrees that Starlite shall become a party to, as of the date hereof, the following Loan Documents in the same manner as the other Borrowers:

(i)            Revolving Credit Note;

(ii)           Term Note;

(iii)          Security Agreement;

(iv)          Collateral Assignment of Contracts;

(v)           Trademark Security Agreement;

(vi)          Pledge Agreement (as a Borrower, not a Pledgor);

(vii)         Indemnity Agreement Regarding Hazardous Materials; and

(viii)        Collateral Assignment of Licenses and Permits.

Section 4.               Consent to Asset Purchase Agreement.  The Lender hereby consents to the transactions contemplated by that certain Asset Purchase Agreement, dated as of February 5, 2008 between Starlite and Barnhill’s Buffet, Inc. (the “Purchase Agreement”) and the Guaranty by Star Buffet, Inc. in favor of Spirit Master Funding, LLC (the “Guaranty”).

Section 5.               Representations and Warranties.  The Borrowers represent and warrant as follows:

(a)          Except as set forth on the updated schedules to the Credit Agreement attached hereto as Exhibit A, the representations and warranties contained in Section V of the Credit Agreement, after giving effect to this Amendment, are true and correct in all material respects on and as of the date hereof, as though made on and as of such date, except to the extent that such

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representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date).

(b)         No Default or Event of Default has occurred or is continuing on the date hereof and no Default or Event of Default will occur or be continuing immediately after the date hereof.

Section 6.               Conditions to Effectiveness.  This Amendment shall become effective only when the Administrative Agent shall have received:

(a)          counterparts of this Amendment duly executed by the Borrowers;

(b)         a duly executed certificate of a Responsible Officer of the Borrowers confirming (i) that the Borrowers have delivered to the Administrative Agent true and correct copies of the Purchase Agreement and the Guaranty and all schedules, documents and agreements ancillary thereto as in effect on the date hereof, (ii) that all conditions to the effectiveness of the transactions contemplated by the Purchase Agreement have been satisfied, (iii) that the transactions contemplated by the Purchase Agreement have been consummated, (iv) that the conditions in Section 5 above and Section 4.2 of the Credit Agreement have been satisfied, (v) delivery to the Administrative Agent of a certified copy of the final order by the Bankruptcy Court approving the transactions contemplated by the Purchase Agreement, including without limitation the Guaranty, in form reasonably satisfactory to the Administrative Agent and (vi) such other matters as the Administrative Agent shall require, in form and substance satisfactory to the Administrative Agent;

(c)          allonges to the Notes in form and substance satisfactory to the Administrative Agent,

(d)         original certificates representing the pledged Equity Interests referred to in the Pledge Agreement, including of Starlite, accompanied by undated stock powers executed in blank to the extent not previously delivered to the Administrative Agent;

(e)          stamped receipt copies of a proper financing statement, duly filed on or before the date hereof under the Uniform Commercial Code of Delaware with respect to all assets of Starlite;

(f)          a duly executed certificate of the Secretary of Starlite as to authorizing resolutions of its Board of Directors, its Certificate of Incorporation, bylaws, and incumbency and signatures of its authorized officers, in form and substance satisfactory to the Administrative Agent;

(g)         a certificate of good standing of Starlite issued by the Secretary of State of the State of Delaware;

(h)         an opinion of Kilpatrick Stockton LLP counsel to the Borrowers addressed to the Administrative Agent and each Lender in form and substance satisfactory to the Administrative Agent; and

(i)           such other certificates, instruments and documents as the Administrative Agent shall reasonably require.

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Section 7.               General.  The foregoing amendments to the Credit Agreement and consent are limited as provided herein and do not extend to any other provisions of the Credit Agreement not specified herein or to any other matter.  The Credit Agreement is hereby ratified and confirmed and shall continue in full force and effect as amended hereby.  This Amendment may be executed in any number of counterparts with the same effect as if the signatures hereto were upon the same instrument.  Telecopied signatures hereto shall be of the same force and effect as an original of a manually signed copy.

Section 8.               Governing Law.  The laws of the State of New York shall govern the construction of this Amendment and the rights and duties of the parties hereto.

Section 9.               Headings. The descriptive headings of the various provisions of this Amendment are for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[Signature page follows.]

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IN WITNESS WHEREOF, this Agreement and Amendment No. 1 to Credit Agreement has been executed as an instrument under seal as of the date first set forth above.

WELLS FARGO BANK, N.A., individually and as Administrative Agent, LC Issuer, Lead Arranger and Syndication Agent		STAR BUFFET, INC.

		By:	/s/ Ron Dowdy
Name: Ron Dowdy
Title: Secretary
By:	/s/ Darcy McLaren
Name: Darcy McLaren		STAR BUFFET MANAGEMENT, INC.
Title: Vice President

		By:	/s/ Ron Dowdy
Name: Ron Dowdy
Title: Secretary

SUMMIT FAMILY RESTAURANTS, INC.

		By:	/s/ Ron Dowdy
Name: Ron Dowdy
Title: Secretary

HTB RESTAURANTS, INC.

		By:	/s/ Ron Dowdy
Name: Ron Dowdy
Title: Secretary

NORTHSTAR BUFFET, INC.

		By:	/s/ Ron Dowdy
Name: Ron Dowdy
Title: Secretary

STARLITE HOLDINGS, INC.

		By:	/s/ Ron Dowdy
Name: Ron Dowdy
Title:Secretary

[Signature Page to Amendment No. 1 to Credit Agreement]